                                                                    EXHIBIT 99.2

                           SUPPLEMENTAL INFORMATION


     Except as otherwise indicated herein or as the context may otherwise require, (i) the words "we," "our," "ours," "us" and "URS" refer to URS Corporation and its subsidiaries, (ii) "EG&G businesses" refers collectively to Carlyle-EG&G Holdings Corp., Lear Siegler Services, Inc. and their respective subsidiaries, (iii) "EG&G Technical Services" refers to Carlyle-EG&G Holdings Corp. and its subsidiaries, (iv) "Lear Siegler" refers to Lear Siegler Services, Inc. and its subsidiaries, (v) "EG&G acquisition" refers to our acquisition of the EG&G businesses pursuant to the merger agreement dated July 16, 2002, and
(vi) pro forma financial data and information contained herein give effect to the EG&G acquisition and the related financing.

                          FORWARD-LOOKING INFORMATION

     This supplemental information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements address, among other things:

     - our ability to consummate the transactions contemplated by the merger agreement dated July 16, 2002 and integrate the EG&G businesses with our operations and the costs we expect to incur and the benefits we expect to realize from the EG&G acquisition;

     - our financial performance and the effect that the EG&G acquisition will have on our financial performance, including our possible or assumed future results of operations;

     - our level of indebtedness after the consummation of the EG&G acquisition and our ability to service our debt in light of our dependence on our subsidiaries for funds;

     - our business strategy and ability to maximize the value of the EG&G acquisition from a strategic perspective;

     - our ability to continue to generate substantial business revenues from our government contracts, which may be terminated at the government's convenience at any time;

     - our competitive position on a going forward basis in light of the EG&G acquisition;

     - our ability to comply with the rules and regulations applicable to government contractors and to successfully complete routine audits and investigations related thereto;

     - our ability to accurately estimate project costs;

     - our ability to attract and retain qualified professionals;

     - our ability to successfully implement our new enterprise resource program system without experiencing any significant delays in billing as a result thereof;

     - any potential liability in legal proceedings; and

     - our ability to maintain or improve our financial performance in light of current and future economic conditions.

     In some cases, forward-looking statements can be identified by words such as "may," "will," "expect," "intend," "plan," "anticipate," "estimate," "potential," or "continue" or the negatives of these words or other comparable words. We have based these forward-looking statements on our beliefs and assumptions as well as information currently available to us. Forward-looking statements involve known and unknown risks and uncertainties that may cause our results, levels of activity, performance or achievements or those of our industry to be materially different from those expressed in or implied by the forward-looking statements. We urge you to consider carefully the information set forth under "Risk Factors," which identifies and discusses some of the important factors that could cause our actual results to differ materially from those in any forward-looking statements. We do not intend to update any of the forward-looking statements or the risk factors contained in this supplemental information to reflect any future events or developments unless required by law.

     Industry and market data presented in this supplemental information, including information relating to the EG&G businesses and our relative positions in the design and engineering and the federal technical services industries, are based upon our review of independent industry publications, such as Engineering News-Record ("ENR") and publications by the Government Electronics Industry Association ("GEIA") and other publicly available information. Although we believe that such sources are reliable, we have not verified the information and cannot assure you that such information is accurate or complete.

                                 RISK FACTORS

WE MAY NOT BE ABLE TO INTEGRATE THE EG&G BUSINESSES SUCCESSFULLY OR ACHIEVE ANTICIPATED COST SAVINGS AND OTHER BENEFITS FROM THE EG&G ACQUISITION.

     We will only achieve the efficiencies, cost reductions and other benefits that we expect to result from the EG&G acquisition if we can successfully close the EG&G acquisition and integrate the EG&G businesses' administrative, finance, technical and marketing organizations and implement appropriate operations, financial and management systems and controls. We may have insufficient management resources to accomplish the integration, and even if we are able to integrate the EG&G acquisition successfully, we may not realize any of the $15.0 million in annual cost savings or other benefits that we currently expect to achieve.

     We may not be able to satisfy successfully the conditions to closing the EG&G acquisition and even if we successfully close the EG&G acquisition, the integration of the EG&G businesses' operations with our own will involve a number of risks, including:

     - the disruption of our business and the diversion of our management's attention from other business concerns;

     - unanticipated expenses related to integration;

     - the potential failure to realize anticipated revenue opportunities associated with the EG&G acquisition;

     - the possible loss of our key professional employees or those of the EG&G businesses;

     - the potential failure to replicate our operating efficiencies in the EG&G businesses' operations;

     - our increased complexity and diversity compared to our operations prior to the EG&G acquisition;

     - the possible negative reaction of clients to the EG&G acquisition; and

     - unanticipated problems or legal liabilities.

     If we do not succeed in addressing these challenges or any other difficulties encountered in the transition and integration process, our business, financial condition and results of operations would be adversely affected.


OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION

     We are a highly leveraged company and our leverage will increase as a result of the EG&G acquisition and related financings. This level of indebtedness could have important consequences, including the following:

     - it will require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures and other general corporate purposes;

     - it will limit our ability to borrow money or sell stock for working capital, capital expenditures, debt service requirements or other purposes;

     - it will limit our flexibility in planning for, or reacting to, changes in our business;

     - it may place us at a competitive disadvantage if we are more highly leveraged than some of our competitors;

     - it may make us more vulnerable to a further downturn in the economy or our business; and

     - it may restrict us from making strategic acquisitions or exploiting business opportunities.


TO SERVICE OUR INDEBTEDNESS, WE REQUIRE A SIGNIFICANT AMOUNT OF CASH.

     Our ability to make payments on our indebtedness depends on our ability to generate cash in the future. If we do not generate sufficient cash flow to meet our debt service and working capital requirements, we may need to seek additional financing or sell assets. This may make it more difficult for us to obtain financing on terms that are acceptable to us or at all. Without such financing, we could be forced to sell assets to make up for any shortfall in our payment obligations under unfavorable circumstances.

     Our senior secured credit facility and other debt obligations will limit our ability to sell assets and also restrict the use of proceeds from any such sale. A substantial portion of our assets are, and may continue to be, intangible assets. Therefore, we may not be able to sell our assets quickly enough or for sufficient amounts to enable us to meet our debt obligations.



WE HAVE BEGUN TO EXPERIENCE THE ADVERSE EFFECTS OF THE CURRENT ECONOMIC DOWNTURN. IF THE CURRENT DOWNTURN CONTINUES, OUR REVENUES COULD DECLINE AND OUR FINANCIAL CONDITION COULD DETERIORATE.

     In response to reduced revenues caused by the current economic downturn, our clients are likely to cut costs and delay, curtail or cancel projects with us. Our clients may also demand better pricing terms. In addition, the current economic downturn may impact our client's creditworthiness and our ability to collect cash from them to meet our operating needs. We have already begun to notice a decrease in our margins, and in the future we may see an increase in the average number of days to convert billed accounts receivable to cash. Accordingly, if current economic conditions do not improve, our revenues and profits may suffer and our operating cash may decrease.
                                        2

WE DERIVE A SUBSTANTIAL PORTION OF OUR REVENUES FROM CONTRACTS WITH GOVERNMENT AGENCIES. ANY DISRUPTION IN GOVERNMENT FUNDING OR IN OUR RELATIONSHIP WITH THOSE AGENCIES COULD ADVERSELY AFFECT OUR BUSINESS AND OUR ABILITY TO MEET OUR DEBT OBLIGATIONS.

     On a pro forma basis, approximately 64% of our revenues for fiscal 2001 would have been derived from local, state and federal government agencies. Demand for our services will be directly related to the level of government program spending. The success and further development of our business depend, in large part, upon the continued funding of government programs and upon our ability to participate in these government programs. Factors that could materially adversely affect our government contracting business include:

     - changes in and delays or cancellations of government programs, requirements or appropriations;

     - curtailment of the use of government contracting firms;

     - changes in the political climate with regard to the funding or operation of the services we provide;

     - relaxation or repeal of environmental laws or regulations;

     - the adoption of new laws or regulations affecting our contracting relationships with local or state governments or the federal government;

     - unsatisfactory performance on government contracts by us or one of our subcontractors, negative government audits or other events that may impair our relationship with local or state governments or the federal government;

     - disputes with or improper activity by a subcontractor; and

     - general economic conditions.

     These and other factors could cause government agencies to reduce their purchases or orders under contracts, to exercise their rights to terminate contracts or not to exercise contract options for renewals or extensions, any of which could have a material adverse effect on our financial condition and operating results.

AS A GOVERNMENT CONTRACTOR, WE ARE SUBJECT TO A NUMBER OF PROCUREMENT RULES AND REGULATIONS AND OTHER PUBLIC SECTOR LIABILITIES.

     We must comply with and are affected by laws and regulations relating to the formation, administration and performance of government contracts. These laws and regulations affect how we do business with our clients, and in some instances, impose added costs on our business. A violation of specific laws and regulations could result in the imposition of fines and penalties or the termination of our contracts. Moreover, as a federal government contractor we must maintain our status as a responsible contractor. Failure to do so could lead to suspension or debarment making us ineligible for federal government contracts and potentially for state and local government contracts.

OUR GOVERNMENT CONTRACTS MAY BE TERMINATED AT ANY TIME PRIOR TO THEIR
COMPLETION.

     Government clients typically can terminate or modify any of their contracts with us at their convenience. In addition, some of these government contracts are subject to renewal or extension annually. If a government client terminates a contract or fails to renew or extend a contract, our backlog may be reduced or we may incur a loss, either of which could impair our financial condition and operating results. A termination due to our unsatisfactory performance could expose us to liability and have a material adverse effect on our ability to recompete for future contracts and orders. In cases where we are a subcontractor, the prime contract under which we are a subcontractor could be terminated, irrespective of the quality of our services as a subcontractor or our relationship with the relevant government agency. Our government clients can also reduce the value of existing contracts, issue modifications to a contract and control and potentially prohibit the export of our services and associated materials.

TERMINATION OF ALL OR SOME OF OUR BACKLOG OF ORDERS COULD NEGATIVELY AFFECT OUR REVENUES.

     The contracts comprising our backlog estimates may not result in actual revenue in any particular period. These estimates are based on our experience under these contracts and similar contracts and may not be accurate. Our contract backlog consists of the amount billable at a particular point in time for future services under signed and funded contracts, including the full term of multi-year government contracts for which funds must be appropriated on an annual basis. On a pro forma basis, our total backlog as of April 30, 2002 would have been approximately $4.2 billion, of which approximately 88% requires renewed annual appropriation by government clients. We may not calculate our backlog in the same manner as other comparable companies.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY A NEGATIVE GOVERNMENT AUDIT.

     Government agencies such as the United States Defense Contract Audit Agency, or the DCAA, routinely audit and investigate government contractors. These agencies review a contractor's performance under its contracts, cost structure and compliance with applicable laws, regulations and standards. Any costs found to be improperly allocated to a specific contract will not be reimbursed, or if already reimbursed, must be refunded. Therefore, an audit could result in a substantial adjustment to our financial results or statement of operations.

     Moreover, if an audit uncovers improper conduct engaged in by us, the EG&G businesses or a subcontractor, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the government, any of which could materially and adversely affect our financial condition. In addition, we could suffer serious reputational harm. Our compliance program may not prevent future improper conduct.

WE MAY BE UNABLE TO ESTIMATE ACCURATELY OUR COSTS IN PERFORMING SERVICES FOR OUR CLIENTS. THIS MAY CAUSE US TO HAVE LOW PROFIT MARGINS OR INCUR LOSSES.

     We enter into three principal types of contracts with our clients: cost-plus, fixed-price and time-and-materials. Under cost-plus contracts, which are subject to a contract ceiling amount, we are reimbursed for allowable costs and paid a fee, which may be fixed or performance based. If our costs exceed the contract ceiling or are not allowable under the provisions of the contract or any applicable regulations, we may not be able to obtain reimbursement for all such costs. Under fixed-price contracts, we receive a fixed price irrespective of the actual costs we incur, and consequently, any costs in excess of the fixed price are absorbed by us. Under time-and-materials contracts, we are paid for labor at negotiated hourly billing rates and for certain expenses. Profitability on these types of contracts is driven by billable headcount and control of costs and overhead. Under each type of contract, if we are unable to control costs we incur in performing under the contract, our financial condition and operating results could be materially adversely affected.

WE MAY INCUR SUBSTANTIAL COSTS OF COMPLIANCE WITH, OR LIABILITIES UNDER, ENVIRONMENTAL LAWS AND REGULATIONS.

     A substantial portion of our business involves the planning, design and program and construction management of pollution control facilities as well as the assessment and management of remediation activities at hazardous waste or Superfund sites and military bases. In addition, the EG&G businesses contract with U.S. governmental entities to destroy hazardous materials including chemical agents and weapons stockpiles. Federal laws, including the Resource Conservation and Recovery Act of 1976, as amended, or RCRA, and the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or CERCLA, as well as various state and local laws strictly regulate the presence, use, handling, removal, treatment, transportation and disposal of toxic and hazardous substances and impose liability for environmental contamination caused by such substances. In addition, so-called "toxic tort" litigation has increased markedly in recent years as people injured by hazardous substances seek recovery for personal injuries and/or property damages. Liabilities related to environmental contamination or human exposure to hazardous substances, or a failure to comply with applicable regulations, could result in substantial costs to us, including cleanup costs, fines and civil or criminal sanctions, third party claims for property damage or personal injury or cessation of remediation activities. Any of these could have a material adverse effect on our operations or financial position.

CHANGES IN ENVIRONMENTAL LAWS, REGULATIONS AND PROGRAMS COULD REDUCE DEMAND FOR OUR ENVIRONMENTAL SERVICES.

     Federal and state laws, regulations and programs related to pollution and environmental protection generate, either directly or indirectly, much of our environmental business as facility and property owners attempt to comply with or address liability under environmental laws and regulations. Accordingly, a relaxation or repeal of these laws and regulations, or changes in governmental policies regarding the funding, implementation or enforcement of these programs, could result in a decline in demand for environmental services and may have a material effect on our business or financial condition.

OUR LIABILITY FOR DAMAGES DUE TO LEGAL PROCEEDINGS MAY BE SIGNIFICANT. OUR INSURANCE MAY NOT BE ADEQUATE TO COVER THIS RISK.

     Various legal proceedings are pending against us alleging, among other things, breaches of contract, failure to comply with environmental laws and regulations or negligence in connection with our performance of professional services. In some actions, punitive or treble damages are sought that substantially exceed our insurance coverage. Some actions involve allegations that are not insured. If we sustain damages greater than our insurance coverage, or the damages are not insured, there could be a material adverse effect on our business, financial condition and results of operations.

     Our engineering practices, including general engineering and civil engineering services, involve professional judgments about the nature of soil conditions and other physical conditions, including the extent to which toxic and hazardous materials are present, and about the probable effect of procedures to mitigate problems or otherwise affect those conditions. If the judgments and the recommendations based upon those judgments are incorrect, we may be liable for resulting damages incurred by our clients. The resulting damages could be substantial.

THE FAILURE TO ATTRACT AND RETAIN KEY PROFESSIONAL PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

     The ability to attract, retain and expand our staff of qualified technical professionals is an important factor in determining our future success. A shortage of professionals qualified in certain technical areas exists from time to time in the engineering and design industry. The market for these professionals is competitive, and we may not be successful in our efforts to continue to attract and retain such professionals. In addition, we rely heavily upon the experience and ability of our senior executive staff, and the loss of a significant number of such individuals could have a material adverse effect on our business, financial condition and results of operations.

WE MAY BE UNABLE TO COMPETE SUCCESSFULLY IN OUR INDUSTRY.

     We operate in highly fragmented and very competitive markets in our service areas. As a result, we compete with many engineering and consulting firms. Some of our competitors have achieved substantially more market penetration in certain of the markets in which we compete. In addition, some of our competitors have substantially more financial resources and/or financial flexibility. Furthermore, both the engineering and design and federal technical services industries are undergoing consolidation, particularly in the United States. These competitive forces could have a material adverse effect on our business, financial condition and results of operations.

OUR INTERNATIONAL OPERATIONS ARE SUBJECT TO A NUMBER OF RISKS THAT COULD ADVERSELY AFFECT THE RESULTS FROM THESE OPERATIONS AND OUR OVERALL BUSINESS.

     As a worldwide provider of engineering services, on a pro forma basis, we would have had operations in over 20 countries as of April 30, 2002, and approximately 7% of our revenues for fiscal 2001 would have been derived from our foreign subsidiaries. The EG&G businesses do not have any foreign subsidiaries. However, the EG&G businesses and our domestic subsidiaries engage in business abroad. International business is subject to a variety of risks, including:

     - greater risk of uncollectible accounts and longer collection cycles;

     - currency fluctuations;

     - logistical and communications challenges;

     - potential adverse changes in laws and regulatory practices, including export license requirements, trade barriers, tariffs and tax laws;

     - changes in labor conditions;

     - exposure to liability under the Foreign Corrupt Practices Act; and

     - general economic and political conditions in these foreign markets.

     These and other risks associated with international operations could have a material adverse effect on our business, financial condition and results of operations.

ADDITIONAL ACQUISITIONS MAY ADVERSELY AFFECT OUR ABILITY TO MANAGE OUR BUSINESS.

     We have completed numerous acquisitions, and in implementing our business strategy, we may continue to do so in the future. We may not be able to identify, finance and complete additional suitable acquisitions on acceptable terms. We may not successfully integrate future acquisitions. Any acquisitions may require substantial attention from our management, which may limit the amount of time that management can devote to daily operations. Our inability to find additional attractive acquisition candidates or to effectively manage the integration of any businesses acquired in the future could adversely affect our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE OUR NEW ACCOUNTING AND PROJECT MANAGEMENT SYSTEM.

     We are in the process of designing, testing and installing a company-wide accounting and project management system. In the event we do not complete the project successfully, we may experience reduced cash flow due to an inability to issue invoices to our customers and collect cash in a timely manner. If we ultimately decide to reject the new system, we will write off the costs incurred in connection with the transition, which we estimate will be approximately $50 million. Furthermore, the EG&G acquisition may increase the difficulty of integrating this new accounting and project management system with respect to the EG&G businesses.

TERRORIST ATTACKS MAY AFFECT OUR ABILITY TO CONDUCT BUSINESS.

     Terrorist attacks on the United States present a potential threat to communication systems, information technology and security, may damage buildings and their contents and may cause injury to or death of key employees. We may need to increase security and add other protections against terrorist threats and we may incur significant costs in doing so. In addition, a terrorist attack could cause significant structural damage to our facilities, which could cause a disruption of our information systems and loss of financial data and certain customer data, which may affect our ability to conduct business.

WE ARE A HOLDING COMPANY AND THEREFORE DEPEND ON OUR SUBSIDIARIES TO SERVICE OUR DEBT.

     We have no direct operations and no significant assets other than the stock of our subsidiaries. Because we conduct our operations through our operating subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations. Under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. The earnings from, or other available assets of, these operating subsidiaries may not be sufficient to make distributions to enable us to pay interest on our debt obligations, when due or the principal of such debt at maturity.

RESTRICTIVE COVENANTS IN THE TERMS OF OUR INDEBTEDNESS MAY RESTRICT OUR ABILITY TO PURSUE BUSINESS STRATEGIES.

     The terms of our other indebtedness restrict our ability to, among other things:

     - incur additional indebtedness or contingent obligations;

     - pay dividends or make distributions to our stockholders;

     - repurchase or redeem our stock;

     - make investments;

     - create liens;

     - enter into sale/leaseback transactions;

     - make capital expenditures;

     - enter into transactions with our stockholders and affiliates;

     - sell assets; and

     - acquire the assets of, or merge or consolidate with, other companies.

     We may also be required to maintain certain financial ratios. We may not be able to maintain these ratios. In addition, if we fail to obtain stockholder approval for the conversion of our series D preferred stock into shares of common stock, our series D preferred stock will convert into series E preferred stock, which contains covenants that restrict our ability to incur additional indebtedness and purchase certain assets. The covenants in various debt instruments and, if issued, our series E preferred stock may impair our ability to finance future operations or capital needs or to engage in other favorable business activities.

     If we default under our various debt obligations, the lenders could require immediate repayment of the entire principal amount. If the lenders require immediate repayment on the entire principal amount, we will not be able to repay these amounts in full, and our inability to meet our debt obligations would have a material adverse effect on our business, financial condition and results of operations.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma combined financial information is based on the historical financial statements of URS and the respective historical financial statements of the EG&G businesses. The unaudited pro forma combined balance sheet as of April 30, 2002 gives effect to the EG&G acquisition and the related financing as if they had occurred on April 30, 2002. The unaudited pro forma combined statements of operations for the six months ended April 30, 2002, the twelve months ended April 30, 2002, and the year ended October 31, 2001 give effect to the EG&G acquisition and the related financing as if they had occurred on November 1, 2000.

     Our fiscal year ends on October 31, EG&G Technical Services' fiscal year ends on the closest Friday to December 31 and Lear Siegler's fiscal year ends on December 31. To present comparable data for us and for the EG&G businesses, the unaudited pro forma combined balance sheet as of April 30, 2002 includes unaudited historical data for us as of April 30, 2002 and unaudited historical data for the EG&G businesses as of March 31, 2002. The unaudited pro forma combined statement of operations for the (i) six months ended April 30, 2002 includes unaudited historical data for us for the six months ended April 30, 2002 and unaudited historical data for the EG&G businesses for the six months ended March 31, 2002, (ii) twelve months ended April 30, 2002 includes unaudited historical data for us for the twelve months ended April 30, 2002 and unaudited historical data for the EG&G businesses for the twelve months ended March 31, 2002, and (iii) the year ended October 31, 2001 includes historical data for us for the year ended October 31, 2001, historical data for EG&G Technical Services for the year ended December 28, 2001 and historical data for Lear Siegler for the year ended December 31, 2001.

     Accordingly, the results of operations for the EG&G Technical Services for the period October 1, 2001 through December 28, 2001 and Lear Siegler for the period October 1, 2001 through December 31, 2001 are reflected in the unaudited pro forma combined statements of operations for each period presented. The total revenues of EG&G Technical Services for the three months ended December 28, 2001 and Lear Siegler for the three months ended December 31, 2001 that have been reflected in the unaudited pro forma combined statements of operations for the six months ended April 30, 2002, the twelve months ended April 30, 2002 and the year ended October 31, 2001 are approximately $147.0 million and $97.6 million, respectively. The total net income (loss) for EG&G Technical Services for the three months ended December 28, 2001 and Lear Siegler for the three months ended December 31, 2001 that have been reflected in the unaudited pro forma combined statements of operations for the six months ended April 30, 2002, the twelve months ended April 30, 2002 and the year ended October 31, 2001 are approximately $0.6 million and $(3.6) million, respectively.

     The unaudited pro forma combined financial information is presented for informational purposes only and does not purport to represent what our results of operations or financial position would actually have been had the EG&G acquisition and the related financing in fact occurred on the dates specified, nor do they purport to project our results of operations or financial position for any future period or at any future date. All pro forma adjustments are based upon preliminary estimates and assumptions and are subject to revision upon completion of the EG&G acquisition.

     The unaudited pro forma combined financial information presented below does not give effect to a cost reduction program that we intend to initiate for the combined company after the EG&G acquisition. We expect to fully implement this program within twelve months of closing and that, once implemented, it will reduce annual costs by up to $15 million. We expect to achieve these cost savings through consolidation of legal, tax and audit expenses, reduction in insurance costs, improved terms of employee benefit programs, favorable office consolidation opportunities, improved purchasing leverage and reduced accounting and information technology systems expenses. We may not achieve these anticipated cost savings due to a variety of risks, including, without limitation, (a) higher than expected severance costs related to staff reductions, (b) higher lease termination payments or lower sublease payments,
(c) costs in excess of reserved amounts in respect of outstanding litigation,
(d) unanticipated increases in corporate overhead and (e) an increase in other costs of URS and the EG&G businesses on a combined basis. For other risks related to anticipated cost savings, see "Risk Factors -- We may not be able to integrate the

EG&G businesses successfully or achieve anticipated cost savings and other benefits from the EG&G acquisition."

     We have included unaudited pro forma combined financial information for the twelve months ended April 30, 2002 because it provides current annual information for analysis of the EG&G acquisition. The unaudited pro forma combined financial information should be read in conjunction with the other information contained under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the accompanying notes thereto included in our Annual Report on Form 10-K for the year ended October 31, 2001.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF APRIL 30, 2002
                                 (IN THOUSANDS)

                                      AS OF               AS OF                                AS OF
                                    APRIL 30,           MARCH 31,                            APRIL 30,
                                       2002               2002                                  2002
                                    ----------    ---------------------                      ----------
                                                    EG&G
                                                  TECHNICAL      LEAR
                                       URS        SERVICES     SIEGLER     ADJUSTMENTS       PRO FORMA
                                    ----------    ---------    --------    -----------       ----------
ASSETS
Current assets:
  Cash and cash equivalents.......  $   25,077    $  4,149     $    109     $ (15,000)(a)    $   14,335
  Accounts receivable, net........     449,924      34,459       39,845            --           524,228
  Costs and accrued earnings in
    excess of billings on
    contracts in process, net.....     246,592      43,556       21,617            --           311,765
  Prepaid expenses and other......      32,707       2,547        6,716        (1,590)(b)        40,380
                                    ----------    --------     --------     ---------        ----------
       Total current assets.......     754,300      84,711       68,287       (16,590)          890,708
  Property and equipment, net.....     143,297       4,207        3,632            --           151,136
  Goodwill, net...................     501,086     179,904       54,963      (234,867)(c)       923,282
                                                                              422,196 (c)
  Other assets....................      42,118      20,601       14,418        25,083 (d)        95,660
                                                                               (6,560)(b)
                                    ----------    --------     --------     ---------        ----------
       Total assets...............  $1,440,801    $289,423     $141,300     $ 189,262        $2,060,786
                                    ==========    ========     ========     =========        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term
    debt..........................  $   60,456    $ 11,282     $    500     $ (57,291)(e)    $   49,967
                                                                               35,020 (f)
  Accounts payable................     105,029      18,206       22,814        (3,260)(b)       142,789
  Accrued expenses and other......      70,605      34,903       37,764            --           143,272
  Billings in excess of costs and
    accrued earnings on contracts
    in process....................      86,568          --           --            --            86,568
                                    ----------    --------     --------     ---------        ----------
       Total current
         liabilities..............     322,658      64,391       61,078       (25,531)          422,596
  Long-term debt..................     560,406     114,094       43,917      (475,439)(e)       929,478
                                                                              686,500 (f)
  Deferred compensation and
    other.........................      74,190       5,779           --            --            79,969
                                    ----------    --------     --------     ---------        ----------
       Total liabilities..........     957,254     184,264      104,995       185,530         1,432,043
                                    ----------    --------     --------     ---------        ----------
  Convertible preferred stock:
    Series B preferred stock(g)...     124,951          --           --            --           124,951
                                    ----------    --------     --------     ---------        ----------
    Series D preferred stock......          --          --           --        39,933 (h)        39,933
                                    ----------    --------     --------     ---------        ----------
       Total convertible preferred
         stock....................     124,951          --           --        39,933           164,884
                                    ----------    --------     --------     ---------        ----------
  Stockholders' equity:
    Common stock..................         188          --           36            50 (i)           238
                                                                                  (36)(j)
    Treasury stock................        (287)         --           --            --              (287)
    Additional paid-in capital....     168,472     101,831       36,638       110,103 (i)       278,575
                                                                             (138,469)(j)
    Other comprehensive income
       (loss).....................      (6,391)        583           --          (583)(j)        (6,391)
    Retained earnings.............     196,614       2,745         (369)       (2,376)(j)       191,724
                                                                               (4,890)(b)            --
                                    ----------    --------     --------     ---------        ----------
       Total stockholders'
         equity...................     358,596     105,159       36,305       (36,201)          463,859
                                    ----------    --------     --------     ---------        ----------
       Total liabilities and
         stockholders' equity.....  $1,440,801    $289,423     $141,300     $ 189,262        $2,060,786
                                    ==========    ========     ========     =========        ==========

            See Notes to Unaudited Pro Forma Combined Balance Sheet

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

(a) Reflects sources of cash as part of the financing related to the EG&G acquisition.

(b) Reflects the write-off of debt issuance costs related to the extinguishment of our debt in connection with the financing related to the EG&G acquisition.

Current capitalized debt issuance costs.....................  $ 1,590
Long-term capitalized debt issuance costs...................    6,560
                                                              -------
                                                                8,150
Tax effect of the write-off at an assumed statutory rate of
  40%.......................................................   (3,260)
                                                              -------
                                                              $ 4,890
                                                              =======

(c) Reflects the elimination of EG&G Technical Services' and Lear Siegler's historical goodwill and the aggregate goodwill created by the EG&G acquisition.

Purchase price..............................................  $481,586
Acquisition costs (net of financing fees)...................    17,000
                                                              --------
                                                               498,586
Less: net assets acquired...................................   (76,390)
                                                              --------
Excess of acquisition cost over net assets acquired.........  $422,196
                                                              ========

    We believe that the amounts for tangible assets and liabilities reflected on EG&G Technical Services' and Lear Siegler's consolidated statement of financial position approximate the fair market values of such assets and liabilities and, accordingly, such amounts have not been adjusted in the accompanying pro forma financial information. As part of the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", we regularly evaluate whether events and circumstances have occurred that indicate a possible impairment of goodwill. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Critical Accounting Policies."

    Our estimate of the purchase price consists of $331,500 of cash and the issuance of our common stock and our series D preferred stock valued at $110,153 and $39,933, respectively. Under the merger agreement, the series D preferred stock includes a variable liquidation preference which will be calculated at closing and depends upon the average closing price of our common stock for the 20 trading days preceding the closing date. However, as a result of voting agreements signed in connection with the EG&G acquisition and the escalating dividend rate associated with the series D preferred stock, our estimate of the purchase price, specifically the valuation of the series D preferred stock, assumes that all of the shares of series D preferred stock have been converted into shares of our common stock. The shares of series D preferred stock have been valued on an as-converted basis at the average closing price of our common stock for the three trading days ended July 31, 2002, the most recent practicable date for which the necessary data was available. The average closing stock price of our common stock for the three trading days ended on July 31, 2002 was $22.22.

    We believe that our estimate and underlying assumptions provide our best estimates of the purchase price at July 31, 2002, but the actual purchase price at closing is likely to differ. Based on the terms of the merger agreement, the number of shares of common stock that could be issued upon conversion may range from 1.3 million to 2.7 million shares. We do not believe a sensitivity analysis in respect of the valuation of the series D preferred stock would be useful to investors given the large number of variables upon which such valuation depends.

(d) Reflects capitalized debt financing fees and expenses aggregating $25,083.

(e) Reflects the repayment of our debt and that of EG&G Technical Services and Lear Siegler as part of the financing related to the EG&G acquisition.

                                                           EG&G
                                                         TECHNICAL     LEAR
                                               URS       SERVICES     SIEGLER     TOTAL
                                             --------    ---------    -------    --------
Current....................................  $ 45,509    $ 11,282     $   500    $ 57,291
Non-current................................   317,428     114,094      43,917     475,439
                                             --------    --------     -------    --------
                                             $362,937    $125,376     $44,417    $532,730
                                             ========    ========     =======    ========

(f) Reflects debt incurred as part of the financing related to the EG&G acquisition.

Notes.......................................................  $250,000
New senior secured credit facility:
  Revolving credit facility.................................    21,520
  Term loan A...............................................   100,000
  Term loan B...............................................   350,000
                                                              --------
    Total new debt..........................................   721,520
  Less: current portion.....................................   (35,020)
                                                              --------
  Non-current portion.......................................  $686,500
                                                              ========

    We expect to have generated sufficient cash flow between April 30, 2002 and the closing to consummate the EG&G acquisition without incurring any borrowings under the revolving credit facility. Accordingly, we expect the revolving credit facility to be undrawn at closing. Amounts outstanding under letters of credit will reduce our availability thereunder.

(g) Represents the aggregate liquidation preference of the 46,083 shares of series B preferred stock outstanding as of April 30, 2002. On June 9, 2002, we exercised our right to convert all of the outstanding series B preferred stock into 5,845,104 shares of our common stock.

(h) Represents the estimated fair market value of the 100,000 shares of series D preferred stock to be issued in connection with the EG&G acquisition. See footnote (c).

(i) Represents the estimated fair market value of the 4,957,359 shares of common stock to be issued in connection with the EG&G acquisition based on the average closing price of our common stock for the three trading days ended on July 31, 2002.

(j) Reflects the elimination of EG&G Technical Services' and Lear Siegler's historical equity.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        SIX MONTHS ENDED APRIL 30, 2002
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                 SIX MONTHS                                              SIX MONTHS
                                   ENDED                                                   ENDED
                                 APRIL 30,        SIX MONTHS ENDED                       APRIL 30,
                                    2002           MARCH 31, 2002                           2002
                                 ----------    -----------------------                   ----------
                                                  EG&G
                                               TECHNICAL       LEAR
                                    URS         SERVICES      SIEGLER     ADJUSTMENTS    PRO FORMA
                                 ----------    ----------    ---------    -----------    ----------
Revenues.......................  $1,107,408     $269,891     $190,254       $    --      $1,567,553
                                 ----------     --------     --------       -------      ----------
Expenses:
  Direct operating.............     663,508      238,897      179,453            --       1,081,858
  Indirect, general and
     administrative............     353,368       17,477       12,664            --         383,509
  Depreciation.................      15,252          643          455            --          16,350
  Amortization of goodwill.....          --        2,545        1,281        (3,826)(a)          --
  Interest expense, net........      24,938        4,563        2,511         9,715(b)       41,727
                                 ----------     --------     --------       -------      ----------
     Total expenses............   1,057,066      264,125      196,364         5,889       1,523,444
                                 ----------     --------     --------       -------      ----------
Income (loss) before taxes and
  preferred stock dividend.....      50,342        5,766       (6,110)       (5,889)         44,109
Income tax expense (benefit)...      20,140        2,374       (2,345)       (2,356)(c)      17,813
                                 ----------     --------     --------       -------      ----------
Net income (loss)..............      30,202        3,392       (3,765)       (3,533)         26,296
Preferred stock dividend.......       4,884           --           --            --(d)        4,884
                                 ----------     --------     --------       -------      ----------
Net income (loss) available for
  common stockholders..........  $   25,318     $  3,392     $ (3,765)      $(3,533)     $   21,412
                                 ==========     ========     ========       =======      ==========
Net income per common share:
  Basic........................  $     1.37                                              $     0.85(e)
                                 ==========                                              ==========
  Diluted......................  $     1.16                                              $     0.81(e)
                                 ==========                                              ==========
Weighted average shares
  outstanding:
  Basic........................      18,482                                                  25,237
                                 ==========                                              ==========
  Diluted......................      25,895                                                  32,649
                                 ==========                                              ==========

       See Notes to Unaudited Pro Forma Combined Statement of Operations

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                       TWELVE MONTHS ENDED APRIL 30, 2002
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   TWELVE
                                   MONTHS                                                      TWELVE
                                   ENDED                                                       MONTHS
                                 APRIL 30,        TWELVE MONTHS ENDED                          ENDED
                                    2002            MARCH 31, 2002                         APRIL 30, 2002
                                 ----------    -------------------------                   --------------
                                                 EG&G
                                               TECHNICAL        LEAR
                                    URS        SERVICES       SIEGLER       ADJUSTMENTS      PRO FORMA
                                 ----------    ---------    ------------    -----------    --------------
Revenues.......................  $2,365,138    $546,161       $353,956       $     --        $3,265,255
                                 ----------    --------       --------       --------        ----------
Expenses:
Direct operating...............   1,432,066     484,623        337,798             --         2,254,487
Indirect, general and
  administrative...............     726,064      33,254         12,283             --           771,601
Depreciation...................      29,293       1,329            791             --            31,413
Amortization of goodwill.......       7,825       7,814          3,847        (11,661)(a)         7,825
Interest expense, net..........      56,002      10,489          4,427         12,536(b)         83,454
                                 ----------    --------       --------       --------        ----------
  Total expenses...............   2,251,250     537,509        359,146            875         3,148,780
                                 ----------    --------       --------       --------        ----------
Income (loss) before taxes and
  preferred stock dividend.....     113,888       8,652         (5,190)          (875)          116,475
Income tax expense (benefit)...      48,170       3,582         (1,456)          (350)(c)        49,946
                                 ----------    --------       --------       --------        ----------
Net income (loss)..............      65,718       5,070         (3,734)          (525)           66,529
Preferred stock dividend.......       9,664          --             --             --(d)          9,664
                                 ----------    --------       --------       --------        ----------
Net income (loss) available for
  common stockholders..........  $   56,054    $  5,070       $ (3,734)      $   (525)       $   56,865
                                 ==========    ========       ========       ========        ==========
Net income per common share:
  Basic........................  $     3.03                                                  $     2.25(e)
                                 ==========                                                  ==========
  Diluted......................  $     2.56                                                  $     2.05(e)
                                 ==========                                                  ==========
Weighted average shares
  outstanding:
  Basic........................      18,482                                                      25,237
                                 ==========                                                  ==========
  Diluted......................      25,698                                                      32,452
                                 ==========                                                  ==========

       See Notes to Unaudited Pro Forma Combined Statement of Operations

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED OCTOBER 31, 2001
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                          YEAR ENDED       YEAR ENDED       YEAR ENDED                      YEAR ENDED
                          OCTOBER 31,     DECEMBER 28,     DECEMBER 31,                     OCTOBER 31,
                             2001             2001             2001                            2001
                          -----------     ------------     ------------                     -----------
                                              EG&G
                                           TECHNICAL           LEAR
                              URS           SERVICES         SIEGLER        ADJUSTMENTS      PRO FORMA
                          -----------     ------------     ------------     -----------     -----------
Revenues................  $2,319,350        $542,530         $335,024        $     --       $3,196,904
                          ----------        --------         --------        --------       ----------
Expenses:
  Direct operating......   1,393,818         481,422          319,615              --        2,194,855
  Indirect, general and
     administrative.....     713,648          32,614           11,843              --          758,105
  Depreciation..........      26,526           1,364              646              --           28,536
  Amortization of
     goodwill...........      15,617          10,181            5,129         (15,310)(a)       15,617
  Interest expense,
     net................      65,589          12,413            4,585             867(b)        83,454
                          ----------        --------         --------        --------       ----------
     Total expenses.....   2,215,198         537,994          341,818         (14,443)       3,080,567
                          ----------        --------         --------        --------       ----------
Income (loss) before
  taxes and preferred
  stock dividend........     104,152           4,536           (6,794)         14,443          116,337
Income tax expense
  (benefit).............      46,300           1,900           (1,883)          5,777(c)        52,094
                          ----------        --------         --------        --------       ----------
Net income (loss).......      57,852           2,636           (4,911)          8,666           64,243
Preferred stock
  dividend..............       9,229              --               --              --(d)         9,229
                          ----------        --------         --------        --------       ----------
Net income (loss)
  available for common
  stockholders..........  $   48,623        $  2,636         $ (4,911)       $  8,666       $   55,014
                          ==========        ========         ========        ========       ==========
Net income per common
  share:
  Basic.................  $     2.79                                                        $     2.27(e)
                          ==========                                                        ==========
  Diluted...............  $     2.41                                                        $     2.09(e)
                          ==========                                                        ==========
Weighted average shares
  outstanding:
  Basic.................      17,444                                                            24,199
                          ==========                                                        ==========
  Diluted...............      23,962                                                            30,716
                          ==========                                                        ==========

       See Notes to Unaudited Pro Forma Combined Statement of Operations

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

(a) Reflects the elimination of goodwill amortization previously recorded by EG&G Technical Services and Lear Siegler.

                                                   SIX MONTHS   TWELVE MONTHS      YEAR
                                                     ENDED          ENDED          ENDED
                                                   APRIL 30,      APRIL 30,     OCTOBER 31,
                                                      2002          2002           2001
                                                   ----------   -------------   -----------
Elimination of EG&G Technical Services' goodwill
  amortization expense...........................   $(2,545)      $ (7,814)      $(10,181)
Elimination of Lear Siegler's goodwill
  amortization expense...........................    (1,281)        (3,847)        (5,129)
                                                    -------       --------       --------
                                                    $(3,826)      $(11,661)      $(15,310)
                                                    =======       ========       ========

(b) Reflects estimated incremental interest expense associated with debt incurred as part of the financing related to the EG&G acquisition and estimated amortization of debt financing costs.

                                                   SIX MONTHS   TWELVE MONTHS      YEAR
                                                     ENDED          ENDED          ENDED
                                                   APRIL 30,      APRIL 30,     OCTOBER 31,
                                                      2002          2002           2001
                                                   ----------   -------------   -----------
Interest expense calculated based on current
  rates..........................................   $ 41,727      $ 83,454       $ 83,454
Less: Historical interest expense -- URS.........    (24,938)      (56,002)       (65,589)
Less: Historical interest expense -- EG&G
  Technical Services.............................     (4,563)      (10,489)       (12,413)
Less: Historical interest expense -- Lear
  Siegler........................................     (2,511)       (4,427)        (4,585)
                                                    --------      --------       --------
Adjustment -- increase in interest
  expense........................................   $  9,715      $ 12,536       $    867
                                                    ========      ========       ========

                                                          VARIABLE      VARIABLE       VARIABLE
                                                          INTEREST     INTEREST AT     INTEREST
                                                           RANGE        CURRENT/        RANGE
                                    ACTUAL               125 BASIS       ACTUAL       125 BASIS
DEBT INSTRUMENT                      RATE     AMOUNT    POINTS BELOW      RATE       POINTS ABOVE
---------------                     ------   --------   ------------   -----------   ------------
EXISTING DEBT TO REMAIN
  OUTSTANDING:
Interest expense..................     --          --     $28,564        $28,564       $28,564
NEW DEBT:
Notes.............................   10.5%   $250,000      26,250         26,250        26,250
New senior secured credit
  facility:
  Revolving credit facility.......   6.75%     21,520       1,184          1,453         1,722
  Term loan A.....................   4.88%    100,000       3,625          4,875         6,125
  Term loan B.....................   5.38%    350,000      14,437         18,812        23,187
Amortization of debt financing
  costs...........................     --          --       3,500          3,500         3,500
                                                          -------        -------       -------
Annual interest expense...........     --          --     $77,560        $83,454       $89,348
                                                          =======        =======       =======
Semi-annual interest expense......     --          --     $38,780        $41,727       $44,674
                                                          =======        =======       =======

     We expect to have generated sufficient cash flow between April 30, 2002 and the closing to consummate the EG&G acquisition without incurring any borrowings under the revolving credit facility. Accordingly, we expect the full amount of the revolving credit facility to be undrawn at closing. Amounts outstanding under letters of credit will reduce our availability thereunder.

(c) Reflects the tax effect of all adjustments at an assumed statutory tax rate of 40.0%.

(d) No adjustments were made to accrue preferred stock dividends on our series D preferred stock in the event that our series D preferred stock is not converted into common stock within 180 days of the closing of the EG&G acquisition.

(e) Basic net income per share is computed by dividing net income available to common stockholders by the weighted average number of shares of common stock outstanding for the period and assuming the issuance of shares of common stock in connection with the EG&G acquisition occurred at the beginning of the period presented. Diluted net income per share is computed assuming conversion or exercise of all convertible securities, option and warrants. Both basic and diluted net income per share calculations assume the series D preferred stock has been converted at the beginning of the period presented into shares of common stock based on the estimated liquidation preference at July 31, 2002.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     We are an engineering services firm with domestic and international clients that include local, state and federal government agencies and private clients in a broad array of industries.

CRITICAL ACCOUNTING POLICIES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions in certain circumstances that affect amounts reported. In preparing our financial statements, management has made its best estimates and judgments of certain amounts included in the financial statements, giving consideration to materiality. We do not believe there is a great likelihood that materially different amounts would be reported related to the accounting policies described below. However, application of these accounting policies involves exercise of judgment and use of assumptions as to future uncertainties. As a result, actual results could differ from these estimates.

     In accordance with recent Securities and Exchange Commission guidance, those material accounting policies that we believe are the most critical to an investor's understanding of our financial results and condition and require complex management judgment have been expanded and are discussed below.

  Revenue Recognition

     We earn our revenues from cost-plus, fixed-price and time-and-materials contracts. Currently, approximately one-third of our revenues is recognized under each of the contract types. At April 30, 2002, we had approximately 4,000 active jobs, none of which represented more than 1% of our total revenues for the first six months of fiscal 2002. If estimated total costs on any contract indicate a loss, the entire estimated loss is charged to operations in the period the loss first becomes known.

     COST-PLUS CONTRACTS. Under cost-plus contracts, we charge clients negotiated rates based on direct and indirect costs. Labor costs and subcontractor services are the principal components of our direct costs. Federal Acquisition Regulations, which are applicable to all federal government contracts and which are partially incorporated into many local and state agency contracts, limit the recovery of certain specified indirect costs on contracts subject to such regulations. In negotiating a cost-plus contract, we estimate all recoverable direct and indirect costs and then add a profit component, which is either a percentage of total recoverable costs or a fixed negotiated fee, to arrive at a total dollar estimate for the project. We receive payment and recognize revenues based on the actual total number of labor hours expended and total costs incurred. If the actual total number of labor hours is lower than estimated, the revenues from that project will be lower than estimated. If the actual labor hours expended exceed the initial negotiated amount, we must obtain a contract modification to receive payment for such overage. Cost-plus contracts covered by Federal Acquisition Regulations and certain state and local agencies require an audit of actual costs and provide for upward or downward adjustments if actual recoverable costs differ from billed recoverable costs.

     FIXED-PRICE CONTRACTS. Under our fixed-price contracts, clients pay us an agreed sum negotiated in advance for the specified scope of work. Under fixed-price contracts, we make no revenue adjustments if we over-estimate or under-estimate the costs required to complete the project, unless there is a change of scope in the work to be performed. Accordingly, our profit margin will increase to the extent that costs are below the contracted amounts. The profit margin will decrease, and we may realize a loss on the project if the costs exceed the estimates. Revenues on fixed-price contracts are recognized using the percentage-of-completion method and include a proportion of the earnings expected to be realized on a contract in the ratio that costs incurred bear to total estimated costs. The percentage-of-completion is calculated on a contract-by-contract basis to arrive at the total estimated revenues recognized under fixed-price contracts.

     Substantially all of the EG&G businesses' fixed-price contracts are fixed-price per unit ("FPPU") contracts, which differ from the firm price type of fixed-price contracts discussed above. Under FPPU contracts, clients pay a set fee for each unit provided. The EG&G businesses are generally guaranteed a minimum number of units at a fixed price. The EG&G businesses' profit margins under FPPU contracts generally fluctuate with the number of units of service provided.

     TIME-AND-MATERIALS CONTRACTS. Under our time-and-materials contracts, we negotiate hourly billing rates and charge our clients based on actual time expended. In addition, clients reimburse us for the actual out-of-pocket costs of materials and other direct incidental expenditures incurred in connection with performing the contract. Our profit margins on time-and-materials contracts fluctuate based on actual labor and overhead costs directly charged or allocated to contracts compared with negotiated billing rates. Revenues under these contracts are recognized based on the actual number of hours we spend on the projects plus any actual out-of-pocket costs of materials and other direct incidental expenditures incurred on the projects.

  Goodwill

     In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets." SFAS 142 supercedes Accounting Principles Board Opinion No. 17 and addresses the financial accounting and reporting standards for goodwill and intangible assets subsequent to their initial recognition. SFAS 142 requires that goodwill be separately disclosed from other intangible assets in the statement of financial position and no longer be amortized. It also requires that goodwill and other intangible assets be tested for impairment at least annually. The provisions of SFAS 142 are effective for fiscal years beginning after December 15, 2001 and must be applied to all goodwill and other intangible assets that are recognized in an entity's balance sheet at the beginning of that fiscal year. Early application of SFAS 142 is permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim period financial statements have not been issued previously. SFAS 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition. We adopted SFAS 142 on November 1, 2001 and ceased to amortize goodwill on that date.

     As part of our adoption of SFAS 142, we completed the initial impairment tests during the first quarter of fiscal 2002 and these tests resulted in no impairment. The adoption of SFAS 142 removed certain differences between book and tax income; therefore, our estimated fiscal 2002 effective tax rate has been reduced to approximately 40%. If amortization expense related to goodwill that is no longer amortized had been excluded from operating expenses for the quarter and year-to-date ended April 30, 2002, and if the effective tax rate remained at 45%, diluted earnings per share for the three and six months ended April 30, 2002 would have increased by $0.09 and $0.18, respectively.

     We regularly evaluate whether events and circumstances have occurred that indicate a possible impairment of goodwill. In determining whether there is an impairment of goodwill, we calculate our estimated fair value using the closing sales price of our common stock as of the date we perform the impairment tests. We have two reporting units -- domestic and international. A portion of the total fair value is allocated to the international reporting unit based on discounted cash flows. The resulting fair values by reporting unit are then compared to their respective net book values, including goodwill. If the net book value of a reporting unit exceeds its fair value, we would measure the amount of the impairment loss by comparing the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. To the extent that the carrying amount of the reporting unit's goodwill exceeds its implied fair value, a goodwill impairment loss would be recognized. This impairment test will be performed annually and whenever facts and circumstances indicate that there is a possible impairment of goodwill. We believe the methodology we use in testing impairment of goodwill provides us a reasonable basis in determining whether an impairment charge should be taken.

  Allowance for Uncollectible Accounts Receivable

     Our accounts receivable and accrued earnings in excess of billings on contracts in process are reduced by an allowance for amounts that may become uncollectible in the future. The estimated allowance for uncollectible amounts is based primarily on management's evaluation of the financial condition of our clients. Management regularly evaluates the adequacy of the allowance for uncollectible amounts by taking into consideration factors such as the type of customer -- governmental agencies or private sector clients; trends in actual and forecasted credit quality, including delinquency and late payment history; and current economic conditions that may affect a client's ability to pay. The use of different estimates or assumptions could produce different provisions for uncollectible accounts receivable.

RESULTS OF OPERATIONS

SIX MONTHS ENDED APRIL 30, 2002 VS. APRIL 30, 2001

     Consolidated

     Our revenues were $1,107.4 million for the six months ended April 30, 2002, an increase of $45.8 million, or 4.3%, over the amount reported for the same period last year. The increase is due to increased demand for our services.

     Direct operating expenses for the six months ended April 30, 2002, which consist of direct labor and other direct expenses, including subcontractor costs, increased $38.2 million, an increase of 6.1% over the amount reported for the same period last year, due to an increase in the use of subcontractors and an increase in direct labor and other direct costs as a result of the increase in revenues. Indirect, general and administrative expenses ("IG&A") for the six months ended April 30, 2002 increased $7.4 million, or 2.1%, from the amount reported for the same period last year, due to an increase in indirect labor, benefits and rental expense, which was partially offset by the decrease in amortization expense of $7.8 million as a result of implementing SFAS 142. Net interest expense for the six months ended April 30, 2002 decreased $9.6 million due to repayments of our long-term debt and decreases in interest rates.

     Our earnings before income taxes were $50.3 million for the six months ended April 30, 2002, compared to $40.6 million for the same period last year. Our effective income tax rates for the six months ended April 30, 2002 and 2001 were approximately 40% and 45%, respectively. The decrease in the effective income tax rate was primarily due to the adoption of SFAS 142, which removed certain differences between book and tax income.

     We reported net income of $30.2 million, or $1.16 per share on a diluted basis, for the six months ended April 30, 2002, compared with $22.3 million, or $0.97 per share on a diluted basis, for the same period last year.

     Our backlog of signed and funded contracts was $1,679.5 million at April 30, 2002, as compared with $1,684.1 million at October 31, 2001. See "Risk Factors -- Termination of all or some of our backlog orders could negatively affect our revenues."

     Domestic Segment Including Parent Company

     Revenues for the domestic segment were $1,008.0 million for the six months ended April 30, 2002, an increase of $44.9 million, or 4.7%, over the amount reported for the same period last year. The increase was due to increased demand for our services.

     Domestic direct operating expenses for the six months ended April 30, 2002 increased $40.6 million, a 7.1% increase over the amount reported for the same period last year, as a result of an increase in the use of subcontractors, and an increase in direct labor and other direct costs as a result of the increase in revenues. Domestic IG&A expenses for the six months ended April 30, 2002 increased $4.5 million, or 1.4%, from the amount reported for the same period last year, due to an increase in indirect labor, benefits and rental expense, which was partially offset by a decrease in amortization expense of $7.8 million as a result of implementing SFAS 142. Interest expense decreased $9.5 million due to repayments of our long-term debt and to decreases in interest rates.

     International Segment

     Revenues for the international segment were $103.7 million for the six months ended April 30, 2002, an increase of $2.6 million, or 2.6%, from the amount reported for the same period last year. The increase was mainly due to decreases in foreign currency exchange rates versus the U.S. dollar.

     Foreign direct operating expenses for the six months ended April 30, 2002 decreased $0.6 million, a 1.1% decrease from the amount reported for the same period last year, primarily due to the decrease in foreign currency exchange rates versus the U.S. dollar as well as a decrease in the use of subcontractors. Foreign IG&A expenses for the six months ended April 30, 2002 increased $2.9 million, or 6.5%, from the amount reported for the same period last year, primarily due to an increase in indirect labor, benefits, contract labor and consulting services expenses.

FISCAL 2001 COMPARED WITH FISCAL 2000

     Consolidated

     Our revenues were $2,319.4 million for fiscal 2001, an increase of $113.8 million, or 5.2%, over the amount reported for the same period last year. The increase is due to increased demand for our services.

     Direct operating expenses for fiscal 2001, which consist of direct labor and other direct expenses, including subcontractor costs, increased $48.8 million, a 3.6% increase over the amount reported for the same period last year primarily as a result of an increase in the use of subcontractors. IG&A expenses for fiscal 2001, increased $58.7 million, or 8.4%, from the amount reported for the same period last year. The increase is primarily due to increases in marketing and business development expenses, benefits and rental expense. Net interest expense for fiscal 2001 decreased $6.3 million due to repayments of our long-term debt and a decrease in interest rates.

     Our earnings before income taxes were $104.2 million for fiscal 2001, compared to $91.6 million for the same period last year. Our effective income tax rates for fiscal years 2001 and 2000 were approximately 44.5% and 45.5%, respectively.

     We reported net income available to stockholders of $48.6 million, or $2.41 per share on a diluted basis, for fiscal 2001, compared to $41.6 million, or $2.27 per share on a diluted basis, for the same period last year.

     Our backlog of signed and funded contracts was $1,684.1 million at October 31, 2001 and $1,656.5 million at October 31, 2000. The value of our designations was $939.0 million at October 31, 2001, as compared to $817.0 million at October 31, 2000. See "Risk Factors -- Termination of all or some of our backlog orders could negatively affect our revenues."

     Domestic Segment Including Parent Company

     Revenues for the domestic segment were $2,109.2 million for fiscal 2001, an increase of $119.1 million, or 6.0%, over the amount reported for the same period last year. The increase is due to increased demand for our services.

     Domestic direct operating expenses for fiscal 2001 increased $57.8 million, a 4.7% increase over the amount reported for the same period last year as a result of an increase in the use of subcontractors and an increase in other direct expenses. Domestic IG&A expenses for fiscal 2001 increased $47.9 million, or 7.9%, from the amount reported for the same period last year, due to increases in marketing and business development expenses, benefits and rental expense. Domestic net interest expense, which includes intercompany interest recorded in fiscal 2001, decreased $10.3 million due to repayments of our long-term debt and a decrease in interest rates.

     International Segment

     Revenues for the international segment were $217.0 million for fiscal 2001, a decrease of $18.7 million, or 7.9%, from the amount reported for the same period last year. The decrease is mainly due to decreases in foreign currency exchange rates versus the U.S. dollar and a decrease in the demand for our services in the Asia/Pacific region.

     Foreign direct operating expenses for fiscal 2001 decreased $22.4 million, a 16.1% decrease from the amount reported for the same period last year. The change is primarily the result of a decrease in foreign currency exchange rates versus the U.S. dollar, as well as the decrease in the use of subcontractors and a decrease in other direct expenses. Foreign IG&A expenses for fiscal 2001 increased $10.8 million, or 12.2%, from the amount reported for the same period last year. Foreign net interest expense increased $4.0 million primarily due to intercompany interest recorded in fiscal 2001.

FISCAL 2000 COMPARED WITH FISCAL 1999

     Consolidated

     Our revenues were $2,205.6 million for fiscal 2000, an increase of $787.1 million, or 55.5%, over the amount reported for fiscal 1999. The increase was due to the acquisition of Dames & Moore in June 1999. In fiscal 2000, the results of operations of Dames & Moore were included for a full year compared to five months in fiscal 1999.

     Direct operating expenses for fiscal 2000, which consisted of direct labor and other direct expenses, including subcontractor costs, increased $490.5 million, a 57.4% increase over the amount reported for fiscal 1999. The increase was primarily due to a full year of direct operating expenses of Dames & Moore in fiscal 2000 compared to five months in fiscal 1999 and, to a lesser extent, to increases in subcontractor costs and direct labor costs. IG&A expenses for fiscal 2000, increased to $233.9 million, or 50.5% from the amount reported for fiscal 1999. The increase was primarily due to the addition of the Dames & Moore overhead as well as an increase in business activity. Net interest expense for fiscal 2000 increased $37.3 million due to increased borrowings incurred in connection with the acquisition of Dames & Moore in June 1999.

     Our earnings before income taxes were $91.6 million for fiscal 2000 compared to $66.3 million for fiscal 1999. Our effective income tax rates for fiscal years 2000 and 1999 were approximately 45.5% and 45.0%, respectively.

     We reported net income available to stockholders of $41.6 million, or $2.27 per share on a diluted basis, for fiscal 2000, compared to $33.2 million, or $1.98 per share on a diluted basis, for fiscal 1999.

     Our backlog of signed and funded contracts at October 31, 2000 was $1,656.5 million, as compared to $1,260.0 million at October 31, 1999. The value of our designations was approximately $817.0 million at October 31, 2000, as compared to approximately $775.0 million at October 31, 1999. See "Risk Factors -- Termination of all or some of our backlog orders could negatively affect our revenues."

     Domestic Segment Including Parent Company

     Revenues for the domestic segment were $1,990.1 million for fiscal 2000, an increase of $721.1 million, or 56.8%, over the amount reported for fiscal 1999. The increase was primarily attributable to the acquisition of Dames & Moore in June 1999.

     Domestic direct operating expenses for fiscal 2000 increased $460.6 million, a 60.2% increase over the amount reported for fiscal 1999. The increase in direct operating expenses was primarily due to the acquisition of Dames & Moore in June 1999 and, to a lesser extent, to increases in subcontractor costs and direct labor costs. Domestic IG&A expenses for fiscal 2000, increased $204.9 million, or 50.8%, from the amount reported for fiscal 1999 as a result of the addition of the Dames & Moore overhead as well as an increase in business activity. Domestic net interest expense increased $37.4 million due to increased borrowings incurred in connection with the acquisition of Dames & Moore in June 1999.

     International Segment

     Revenues for the international segment were $235.7 million for fiscal 2000, an increase of $81.5 million, or 52.8%, from the amount reported for fiscal 1999. The increase was primarily attributable to the acquisition of Dames & Moore in June 1999.

     Foreign direct operating expenses for fiscal 2000, increased $45.5 million, a 48.7% increase over the amount reported for fiscal 1999, primarily as a result of the acquisition of Dames & Moore. Foreign IG&A expenses for fiscal 2000, increased $29.0 million, or 48.5%, from the amount reported for fiscal 1999. Foreign net interest expense for fiscal 2000 decreased $0.1 million.

INCOME TAXES

     As of October 31, 2001, we had available net operating loss ("NOL") carryforwards for federal income tax and financial statement purposes of $2.4 million, which will expire in fiscal 2004. Our NOL utilization is limited to $750,000 per year pursuant to Section 382 of the Internal Revenue Code and is related to our October 1989 quasi-reorganization. We also have available $21.1 million of foreign NOLs. These NOLs are available only to offset income earned in foreign jurisdictions and expire at various dates.

     We have recorded deferred tax assets and liabilities. The deferred tax liability decreased primarily because of a change in tax accounting for unbilled fees and an expiring adjustment due to a change in accounting method. The net change in the total valuation allowance related to deferred tax assets for fiscal 2001, was a decrease of $0.3 million due to the utilization of domestic NOLs and a decrease of $1.3 million due to current and prior year foreign losses utilized.

LIQUIDITY AND CAPITAL RESOURCES

     Our liquidity and capital measurements are set forth in the table below on an actual basis as of the periods indicated and on a pro forma basis as of April 30, 2002:

                                          OCTOBER 31,                    APRIL 30, 2002
                              -----------------------------------    ----------------------
                                1999         2000         2001        ACTUAL      PRO FORMA
                              ---------    ---------    ---------    ---------    ---------
                                     (IN MILLIONS, EXCEPT RATIO AND PERCENTAGE DATA)
Working capital.............  $   366.1    $   394.6    $   427.4    $   431.6    $   468.1
Working capital ratio.......   1.9 to 1     2.0 to 1     2.1 to 1     2.3 to 1     2.1 to 1
Cash and cash equivalents...  $    45.7    $    23.7    $    23.4    $    25.1    $    14.3
Percentage of debt to
  equity....................      221.7%       175.8%       142.6%       128.4%       155.8%

                                                 YEAR ENDED OCTOBER 31,
                                                 -----------------------    SIX MONTHS ENDED
                                                 1999     2000     2001      APRIL 30, 2002
                                                 -----    -----    -----    ----------------
Average days to convert billed accounts
  receivables to cash..........................   75       68       63             73

     During the six months ended April 30, 2002, we generated $51.8 million from operations and $12.0 million of proceeds from sales of common stock and exercises of stock options. We used $27.3 million, net of additional borrowings, to repay debt and $34.9 million for capital expenditures. During the six months ended April 30, 2002, we borrowed various amounts under our revolving credit facility that totaled in the aggregate $42.6 million and repaid the entire outstanding balance by the end of such period. During fiscal 2001, we generated $47.1 million from operations, received $3.5 million of proceeds from sales of subsidiaries and generated $11.8 million of proceeds from sales of common stock and exercises of stock options. We used $42.9 million to repay debt and $19.8 million for capital expenditures. During fiscal 2001, cash flow provided by operating activities totaled $47.1 million. We borrowed an aggregate of $105.8 million under our revolving credit facility and paid off the entire outstanding balance by the end of the fiscal year.

     As a professional services organization, our business is not capital intensive. Capital expenditures historically have been for computer-aided design, accounting and project management information systems, and general-purpose computer equipment to accommodate our growth. Capital expenditures, excluding purchases financed through capital leases, during fiscal years 1999, 2000, and 2001 were $20.2 million, $15.9 million and $19.8 million, respectively. Capital expenditures, excluding purchases financed through capital leases, during the first six months of fiscal 2002 were $34.9 million. We expect to continue to have capital outlays consistent with our resulting relative growth.

     Substantially all of our cash flow is generated by our subsidiaries. As a result, funds necessary to meet our debt service obligations are provided mainly by receipts from our subsidiaries. Under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of the subsidiaries, may limit our ability to obtain cash from our subsidiaries.

     Our primary sources of liquidity are cash flow from operations and borrowings under the new senior secured credit facility, if necessary. Our primary uses of cash are to fund our working capital and capital expenditures and to service our debt. We believe that our existing financial resources, together with our planned cash flow from operations and the new senior secured credit facility, will provide sufficient resources to fund our combined operations and capital expenditure needs for the foreseeable future. Collections on accounts receivables can impact our operating cash flows. Management places significant emphasis on collection efforts; however, the current general economic downturn may impact our client base and as such, may impact their credit-worthiness and our ability to collect cash from them to meet our operating needs. In addition, as discussed in more detail below, we are in the process of designing, testing and installing a company-wide accounting and project management system known as our Enterprise Resource Program. To the extent we do not complete the project successfully or we encounter difficulties in completing the project, we may experience reduced cash flow due to an inability to issue invoices to our customers and collect cash in a timely manner. Similar cash flow issues may arise if we encounter difficulties in integrating the EG&G businesses.

     Below is a table containing information regarding our contractual obligations and commercial commitments.

                                                       PRINCIPAL PAYMENTS DUE BY PERIOD
                                       ----------------------------------------------------------------
                                                   LESS THAN
CONTRACTUAL OBLIGATIONS                 TOTAL       1 YEAR      1-3 YEARS    4-5 YEARS    AFTER 5 YEARS
-----------------------                --------    ---------    ---------    ---------    -------------
                                                                (IN THOUSANDS)
Long-term debt (principal only):
AS OF APRIL 30, 2002:
12 1/4% senior subordinated notes....  $200,000     $    --      $    --      $    --       $200,000
8 5/8% senior subordinated
  debentures.........................     4,970          --        4,970           --             --
6 1/2% convertible subordinated
  debentures.........................     1,774          --           --           --          1,744
Foreign collateralized borrowings and
  notes payables.....................     1,544       1,544           --           --             --
Capital lease obligations............    49,147      13,379       26,093        9,675             --
Other indebtedness...................       490          96          239          155             --
AS OF THE CLOSING OF THE EG&G
  ACQUISITION:
New senior secured credit
  facility(1):
  Term loan A........................   100,000       7,500       37,500       55,000              0
  Term loan B........................   350,000       2,625        7,875        7,000          3,325
Notes................................   250,000          --           --           --        250,000

                                               TOTAL                                           REMAINING
                                             COMMITMENT        TOTAL COMMITMENT      AMOUNT     AMOUNT
OTHER COMMITMENTS                          (EXPIRES 2005)    TO LETTERS OF CREDIT    DRAWN     AVAILABLE
-----------------                          --------------    --------------------    ------    ---------
                                                                  (IN THOUSANDS)
New revolving credit facility(1).........     $200,000             $41,040           $ --      $158,960

---------------

(1) The existing senior secured credit facility, including the revolving credit facility, will be repaid in full, terminated and replaced with a new senior secured credit facility at the closing of the EG&G acquisition. Accordingly, the existing senior secured credit facility is not shown in the above table.

     NEW FINANCINGS. We intend to privately place up to $250 million of senior notes, the proceeds of which, together with the proceeds from a proposed $650 million senior secured credit facility will be used to finance the EG&G acquisition and to refinance certain of our and the EG&G businesses' indebtedness. 26

     12 1/4% SENIOR SUBORDINATED NOTES. Our senior subordinated notes are due in 2009. Each note bears interest at 12 1/4% per annum. Interest on these notes is payable semi-annually in May and November. The 12 1/4% senior subordinated notes will be subordinate to the new senior secured credit facility and the notes issued in this offering. As of April 30, 2002, we owed $200.0 million on these notes.

     Certain of our wholly owned subsidiaries fully and unconditionally guarantee the notes on a joint and several basis. We may redeem some or all of these notes beginning May 1, 2004. The initial redemption price is 106.125% of their principal amount plus accrued and unpaid interest. The redemption price will decline each year after 2004 and will be 100% of their principal amount plus accrued and unpaid interest beginning on May 1, 2007.

     8 5/8% SENIOR SUBORDINATED DEBENTURES. Our 8 5/8% debentures are due in 2004. Interest on these notes is payable semiannually in January and July. The 8 5/8% debentures will be subordinate to the senior secured credit facility and the notes issued in this offering. As of April 30, 2002, we owed approximately $5.0 million on the 8 5/8% debentures.

     6 1/2% CONVERTIBLE SUBORDINATED DEBENTURES. Our 6 1/2% debentures are due in 2012 and are convertible into shares of common stock at the rate of $206.30 per share. Interest on these notes is payable semi-annually in February and August. Sinking fund payments calculated to retire 70% of the 6 1/2% debentures prior to maturity began in February 1998. The 6 1/2% debentures will be subordinate to the new senior secured credit facility and the notes issued in this offering. As of April 30, 2002, we owed approximately $1.8 million on the 6 1/2% debentures.

     OTHER INDEBTEDNESS. In addition to the indebtedness described above, we have outstanding obligations under capital leases, foreign collateralized borrowings and note payables, letters of credit obligations and surety bonds, and we expect to issue 100,000 shares of series D preferred stock to finance a portion of the EG&G acquisition. We also have obligations under certain derivative financial instruments. See "Quantitative and Qualitative Disclosures about Market Risk."

ENTERPRISE RESOURCE PROGRAM (ERP)

     During 2001, we commenced a project to consolidate all of our accounting and project management information systems and transition to a new JD Edwards ERP system. Following our acquisition of Dames & Moore in 1999, we operated nine separate ERP systems, which we reduced to four systems by 2001. We plan to launch initial implementation of the new ERP system on August 1, 2002, at which time it will initially cover approximately $1 billion of our revenues. We anticipate that the initial implementation will last between five and seven days, resulting in a temporary increase in receivables as billings are delayed. Following this initial implementation, we plan to move the rest of our operations onto the new system over the next twelve months. We estimate that full implementation of the new ERP system will reduce average days sales outstanding from the 100s to the low-90s.

     We estimate that the costs of implementing the new ERP system, including hardware, software licenses, consultants, internal staffing and training costs, will be approximately $50.0 million. As of April 30, 2002, we had incurred a total of approximately $37.6 million for this project, with the remaining costs to be incurred over the next eighteen months. We have been financing a substantial portion of these costs through capital lease arrangements with various lenders. If and to the extent that financing cannot be obtained through capital leases, we will use internally generated cash, or we will draw on our revolving credit facility as alternative financing for expenditures to be incurred for this project.

DAMES & MOORE ACQUISITION

     In June 1999, we acquired Dames & Moore for cash and debt of $376.2 million.

                                                              (IN MILLIONS)
                                                              -------------
Purchase price of Dames & Moore (net of debt)...............     $357.4
Acquisition costs (net of financing fees)...................       18.8
Fair value of assets acquired...............................     (148.2)
                                                                 ------
Incremental additional excess purchase price over net assets
  acquired..................................................      228.0
Dames & Moore historical goodwill, net......................      160.4
                                                                 ------
Aggregate goodwill..........................................     $388.4
                                                                 ======

     During fiscal 1999, we provided for $37.0 million of costs in connection with the acquisition of Dames & Moore and our reorganization plans to integrate Dames & Moore's operations. These costs consist of project claims and cost over-runs, lease fees, severance and miscellaneous items. These reserves were substantially utilized during fiscal 2000.

INSURANCE AND SURETY BOND COSTS

     As a result of instability in the insurance market, we have experienced recent increases in our insurance costs. In addition, we are now required to partially collateralize our surety bonds with standby letters of credit.

SUBSEQUENT EVENTS

     In June 1999, we issued 46,082.95 shares of our series A preferred stock and 450,000 shares of our series C preferred stock to RCBA Strategic Partners, L.P. for an aggregate consideration of $100.0 million. In October 1999, we issued 46,083 shares of our series B exchangeable convertible preferred stock to RCBA in exchange for the shares of series A and series C preferred stock. On June 9, 2002, we exercised our right to convert the outstanding series B preferred stock to voting common stock. Under the terms of the series B preferred stock, we had the option, exercisable at any time on or after June 9, 2002 (the third anniversary of the financing for the Dames & Moore acquisition), to convert all of the outstanding series B preferred stock to common stock if the share price of our common stock on the relevant stock exchanges was at least $29.30 per share for 30 out of the 45 trading days prior to the conversion date. This requirement was satisfied, and accordingly, our Board of Directors met on June 9, 2002 and approved the conversion. As a result, all outstanding shares of the series B preferred stock were converted into 5,845,104 shares of voting common stock.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We will be exposed to changes in interest rates as a result of borrowings under our new senior secured credit facility. If market rates averaged 1% more in the next fiscal year than in current fiscal year, our net of tax interest expense, after considering the effect of the interest rate hedge agreements detailed below, would increase by approximately $2.3 million. Conversely, if market rates averaged 1% less in the next fiscal year than in the current fiscal year, our net of tax interest expense would decrease by approximately $2.3 million.

     In connection with the EG&G acquisition, we may assume the following interest rate swaps entered into by the EG&G businesses.

     - On November 6, 2000, Lear Siegler entered into an interest rate swap. Currently, the interest rate swap effectively fixes the interest rate on $20 million of Lear Siegler's LIBOR-based borrowings at 5.93% plus the applicable margin through November 6, 2002. As of August 1, 2002, the value of this interest rate swap was $(420,000).

     - On October 30, 2001, EG&G Technical Services entered into an interest rate swap. This interest rate swap effectively fixed the interest rate on $60 million of EG&G Technical Services' LIBOR based borrowings at 3.65% plus the applicable margin for the period from November 1, 2001 to November 1, 2004. As of August 1, 2002, the value of this interest rate swap was $(1,000,000).

     If we decide to assume these interest rate swaps, we may designate these interest rate swaps as hedges, in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which we adopted on November 1, 2000. We may be required to terminate these interest rate swaps as a result of the EG&G acquisition.

                                    BUSINESS

     We are the largest U.S. based engineering design services firm. We provide a comprehensive range of professional planning, design and management services to local, state and federal government agencies and large private sector clients through a network of over 110 primary offices in all 50 states and over 20 foreign countries. On July 16, 2002, we entered into an agreement to acquire the EG&G businesses, a leading provider of operations and maintenance, logistics and technical services to the Department of Defense and other federal government agencies. Pro forma for the EG&G acquisition, for the twelve months ended April 30, 2002, our revenues would have been $3.3 billion. Our common stock is listed on the New York Stock Exchange under the symbol "URS." As of July 31, 2002, we had a market capitalization of approximately $550 million.

     Our business is well-balanced and highly diversified. On a pro forma basis, approximately 38% of our fiscal 2001 revenues would have been from federal government entities, approximately 26% from state and local governments and approximately 36% from private sector clients. Our clients include over 25 U.S. government agencies, over 300 state and local government agencies and over 1,600 private clients, including over half of the Fortune 500 companies. We currently have more than 5,000 active contracts, and no single contract would have accounted for more than 3.3% of our pro forma fiscal 2001 revenues.

SERVICE OFFERINGS AND END MARKET APPLICATIONS

     We provide professional services on a cost-plus, time-and-materials or fixed-price basis. Under the terms of our cost-plus and time-and-materials contracts, which would have accounted for approximately two-thirds of our pro forma fiscal 2001 revenues, we bill our clients for the services of our professional employees on an hourly basis and for reimbursement of our out-of-pocket expenses. We generally do not enter into fixed-price contracts in competitive "low-bid" situations. Instead, we usually compete for fixed price work on the basis of our capabilities and structure these engagements to have a well-defined scope.

     We and the EG&G businesses each have over 50 years of operating experience. We have historically focused our service offering on the planning and design stages of a project, and the EG&G businesses have historically focused on providing ongoing operations and maintenance and logistics management services at completed facilities under long-term contracts. Following the EG&G acquisition, we will be able to deliver a comprehensive range of services on a national and international basis.

     The table below sets forth the approximate percentage of our pro forma fiscal 2001 revenues by service offering.

                            % OF PRO FORMA FISCAL
SERVICE                         2001 REVENUES                 SERVICES PROVIDED                  REPRESENTATIVE CUSTOMERS
-------                     ---------------------             -----------------                  ------------------------
PLANNING AND DESIGN                   60%           - Studies, analyses, planning and      - State departments of
                                                      engineering and architectural          transportation, FAA, municipal
                                                      design for new facilities,             airport and transit authorities and
                                                      renovation, maintenance and            railroad systems
                                                      expansion of existing facilities,
                                                      including:
                                                      -- Bridges, highways and roads
                                                      -- Airports, mass transit systems
                                                         and railroads
                                                      -- Schools, courthouses,
                                                         correctional facilities and other
                                                         public use facilities
                                                      -- Water and wastewater treatment
                                                         facilities
                                                    - Assessment and planning for          - U.S. Army Corps of Engineers, U.S.
                                                      remediation activities at Superfund    Air Force, U.S. Navy, U.S.
                                                      sites and military bases               Environmental Protection Agency and
                                                                                             state environmental agencies
                                                    - Environmental assessment, due        - Primarily Fortune 500 companies
                                                      diligence and permitting at
                                                      commercial and industrial
                                                      facilities
                                                    - Engineering and design studies for   - Department of Defense
                                                      upgrade and maintenance of military
                                                      hardware
                                                    - Consulting services on homeland      - Office of Homeland Security and
                                                      security initiatives                   Department of Justice

-- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                                           - - - - - - - - - - - - - - - - - - - - - -
OPERATIONS AND MAINTENANCE            27%           Military
                                                    - Management of military ranges and    - Department of Defense
                                                      facilities, logistics management at
                                                      military warehouses, maintenance
                                                      and overhaul of aircraft and ground
                                                      vehicles on military bases and
                                                      pilot training programs
                                                    - Operations and maintenance support
                                                      for combat systems
                                                    - Operations and management support
                                                      for U.S. chemical weapons stockpile
                                                      and demilitarization of foreign
                                                      weapons stockpiles
                                                    - Management of environmental
                                                      remediation programs at military
                                                      bases
                                                    Non-military
                                                    - Operation of state highway           - State departments of transportation
                                                      management systems                     and transit authorities
                                                    - Operation of U.S. Customs            - U.S. Customs Service
                                                      confiscated property disposition
                                                                                           - Primarily Fortune 500 companies and
                                                    - Management of environmental            U.S. Environmental Protection
                                                      remediation programs at commercial     Agency
                                                      and industrial facilities and
                                                      Superfund sites

                            % OF PRO FORMA FISCAL
SERVICE                         2001 REVENUES                 SERVICES PROVIDED                  REPRESENTATIVE CUSTOMERS
-------                     ---------------------             -----------------                  ------------------------
PROGRAM AND CONSTRUCTION               8%           - Manage construction process for the  - State departments of
MANAGEMENT                                            customer, including bid process        transportation, FAA, municipal
                                                      management, selection of contractor    airport and transit authorities and
                                                      and monitoring of project schedule,    railroad systems
                                                      cost and quality of work
                                                                                           - Primarily Fortune 500 companies
                                                                                           - U.S. Army Corps of Engineers, U.S.
                                                                                             Air Force, U.S. Navy and state
                                                                                             environmental agencies

-- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                                           - - - - - - - - - - - - - - - - - - - - - -
CONSTRUCTION                           5%           - Provide limited construction         - State departments of
                                                      services                               transportation, FAA, municipal
                                                                                             airport and transit authorities and
                                                                                             railroad systems
                                                                                           - Primarily Fortune 500 companies
                                                                                           - U.S. Army Corps of Engineers, U.S.
                                                                                             Air Force, U.S. Navy and state
                                                                                             environmental agencies

--------------------------------------------------------------------------------

OUR STRENGTHS

     Market Leader with a Broad Range of Services and Capabilities. We are the largest U.S. based engineering design services firm based on revenues, and, after the EG&G acquisition, we will be a leading provider of technical services, including operations and management. We believe that we will be one of the few companies that can meet our clients' service needs throughout the lifecycle of their projects and deliver services on a national and international basis. These capabilities should enable us to maximize revenue per customer and increase our profits. This expanded range of capabilities will position us to capture additional market share with clients that seek to enter into omnibus contracts or master service agreements with us.

     Predictable, Recurring Revenue Base. Our diverse mix of over 5,000 engineering design services contracts, the longer-term operations and management contracts from the EG&G businesses, our low incidence of customer cancellations and our backlog provide relatively predictable revenues. We have also established strong client relationships and a proven track record of outstanding performance that have provided us with a recurring base of revenues. For example, during fiscal 2001, more than 80% of our pro forma revenues would have been generated from existing clients. In addition, from January 1, 2000 through June 30, 2002, the EG&G businesses enjoyed a 91% win rate on recompete bids.

     Established Contract Risk Management and Attractive Operating Model. We have an established risk assessment and management process that includes strict guidelines regarding the type and scope of our projects and requires management review and approval for all contracts. Our contract mix is weighted toward cost-plus and time-and-materials contract types. We generally do not pursue "low-bid" fixed-price construction contracts, which may create financial risk. We have a variable cost structure with limited fixed overhead that allows us to rapidly respond to changes in the demand for our services. Additionally, we have achieved economies of scale that allow us to increase our revenues without proportionately increasing our general and administrative expenses.

     Experienced, Skilled Workforce. We have an experienced, skilled workforce of over 16,000 employees and, following the EG&G acquisition, this number will increase to over 26,000. Prior to joining the EG&G businesses, many employees developed specialized technical skills while working for the military. In addition, over 13% of the combined companies' workforce hold security clearances, enabling them to work on sensitive government projects. We believe that our highly skilled and specialized work force provides us with a competitive advantage.

     Disciplined Management of Growth. Our senior management team has successfully grown our business through a highly disciplined acquisition strategy and careful management of organic growth opportunities. From 1995 to 2001, we successfully acquired and integrated three engineering design services firms. As a result of our disciplined acquisition strategy, from fiscal 1995 to fiscal 2001, we have increased our revenues and EBITDA at compound annual growth rates of 53.1% and 64.2%, respectively, while improving our EBITDA margin from 6.0% to 9.1%.

OUR STRATEGY

     Pursue Cross Selling Opportunities. We intend to enhance our revenue per client by marketing and delivering our expanded service offering to existing clients following the EG&G acquisition. The EG&G acquisition will allow us to offer the operations and maintenance services of the EG&G businesses to clients to whom URS has historically provided mostly planning and design services. Similarly, we will be able to offer URS's planning and design services to operations and maintenance clients of the EG&G businesses. In addition, we intend to use URS's existing national delivery platform to market the EG&G businesses' service offerings to private sector and state and local governments with whom they have not previously had worked.

     Realize Benefits of Increased Breadth of Services. Our comprehensive service offering will allow us to develop revenue from clients focused on consolidating their vendor base and to reduce our dependence on alliances with competitors. The federal government is increasingly using large, omnibus contracts that require diverse services and resources. Similarly, private sector clients are increasingly using master service agreements that require a large breadth of services and resources. The EG&G acquisition will allow us to offer our federal government and other clients a more complete package of services for their projects, from conception, planning and design, through construction management to operations and maintenance.

     Capitalize on Increased Federal Government Spending. We believe that the markets for the services we provide will continue to grow and that we are well-positioned to capitalize on this growth. Specifically, in the transportation infrastructure market, we anticipate that the government's 2003 TEA-21 and AIR-21 budgets of $36 billion and $14 billion, respectively, will drive demand for spending in our core engineering design services business. In addition, the Bush Administration's amended 2002 military and defense budget of $329 billion represents an 11% increase over 2001, and the Administration's proposed 15% increase to $377 billion for 2003 represents the largest annual percentage increase in more than 20 years. Federal government spending is also expected to increase as a result of the proposed creation of a cabinet level Office of Homeland Defense, and we expect that outsourced services will account for an increasing percentage of homeland defense, military and security expenditures. We have recently been awarded several homeland defense-related contracts and believe that our participation in this emerging market will continue to grow. We also expect that the EG&G businesses' extensive technical expertise relating to nuclear, chemical and biological weapons will provide us with a competitive advantage in this market.

     Achieve Cost Savings from the EG&G Acquisition. We believe that we will achieve annual cost savings of up to $15 million within twelve months of closing the EG&G acquisition through consolidation of legal, tax and audit functions, reductions in insurance and information technology expenses and other areas. We have a successful record of integrating acquisitions and achieving cost savings as evidenced by our disciplined management of growth through three major acquisitions over the past seven years.

SERVICES

     We provide professional services in planning, design, program and construction management, and operations and maintenance. Each of our offices is responsible for obtaining local or regional contracts, and multiple offices often work together to pursue large national or multi-national contracts. We have the capability to market and perform large multi-disciplinary projects throughout the world by drawing from our large and diverse network of professional and technical resources. In addition, after the EG&G acquisition, we will be a provider of outsourced engineering, technology and operations and maintenance services.

     PLANNING AND DESIGN. Our planning services include conceptual design, technical and economic feasibility studies, community involvement programs and archaeological investigations. In many instances, we use the planning process to develop the blueprint, or overall scheme, for the project. We use planning analyses and reports to identify and evaluate alternatives, estimate usage levels, determine financial feasibility, assess available technology, ascertain economic and environmental impacts and recommend optimal courses of action. Projects can include master planning, land use planning, feasibility studies, transportation planning, policy development and evaluation, zoning, permitting and compliance with applicable regulations.

     We provide a broad range of design and design-related services. Representative services include architectural and interior design and civil, structural, mechanical, electrical, sanitary, environmental, water resources, geotechnical/underground, dam, mining and seismic engineering design. For each project, we identify the project requirements and then integrate and coordinate the various design elements. The result is a set of contract documents that may include plans, specifications and cost estimates that are used to build a project. These documents detail design criteria for the contractor to use and the schedule for construction. Other critical tasks in the design process may include value analysis and the assessment of construction and maintenance requirements.

     The EG&G businesses provide comprehensive services for the management of large military programs for naval, ground and airborne platforms. Services include logistics planning, acquisition management, risk management, weapons system safety management and subcontractor management.

     The EG&G businesses' planning capabilities are used to support homeland defense and global threat reduction programs. Services include threat scenario generation, risk analysis, effects analysis, the development of emergency response strategies and first responder training for the military and other federal agencies. In addition, the EG&G businesses provide specialized and classified technology analysis, and technical advisory services and training for the disposal of weapons of mass destruction.

     PROGRAM AND CONSTRUCTION MANAGEMENT. Our program and construction management services include master scheduling of design and construction phases, construction and life-cycle cost estimating, cash flow analyses, value engineering, constructability reviews, environmental and specialized engineering, bid management and contractor selection. Once construction has begun, we oversee and coordinate the activities of construction contractors. This frequently involves acting as the owner's representative for on-site supervision and inspection of the contractor's work. In this role, our objective is to monitor a project's schedule, cost and quality.

     OPERATIONS AND MAINTENANCE. Our operations and maintenance services involve the oversight of day-to-day operations and ongoing repair, maintenance and monitoring services. These services are provided for environmental systems, such as treatment plants, as well as for transportation facilities.

     The EG&G businesses provide management and operations and maintenance capabilities in support of large military installations and operations. Services include the management of complex government installations and ranges, including oversight of all construction, testing and operation of base systems and processes, operation and maintenance of chemical agent disposal systems, management of base logistics and transportation and support of high security environments. Logistics support services involve the management and operation of government warehousing and distribution centers, as well as government property and asset management. A range of services is provided for ground and aviation systems, including maintenance, modification, overhaul and life service extension services for military vehicles and aircraft. EG&G also provides comprehensive flight training services for fixed wing and rotary wing aircraft. Services include courseware development, classroom instruction and simulator instruction.

     CONSTRUCTION. We provide construction services for demolition and environmental remediation contracts. Contracts are generally on a fixed-price basis, with a well defined scope of work. We generally do not pursue "low bid" fixed-price construction contracts, which may create financial risk.

MARKETS

     Our strategy is to focus on the infrastructure market, including surface, air and rail transportation systems, industrial process and facilities projects and environmental programs involving water/wastewater and hazardous waste management. The EG&G acquisition will extend our focus to the military platforms support market. We perform our business development and sales activities primarily through our network of offices around the world. In addition, we coordinate national and global marketing efforts on large projects and for multi-national clients on a company-wide basis.

     SURFACE TRANSPORTATION. We provide a full range of services for all types of surface transportation systems and networks, including highways, interchanges, bridges, tunnels, toll facilities, intelligent transportation systems, parking facilities and ports and marine structures. Historically, we have emphasized our services on the design of new transportation systems, but in recent years we have focused on the rehabilitation of existing systems.

     AIR TRANSPORTATION. We provide comprehensive services for the development of new airports and the modernization and expansion of existing facilities. Assignments have included terminals, hangars, air cargo buildings, runways, taxiways, aprons, air traffic control towers and baggage, communications, security and fueling systems, as well as supporting infrastructure such as people mover systems, roadways, parking garages and utilities. We have completed projects at both general aviation and large-hub international airports. We have played a major role in the expansion and modernization of existing airports as well as the development of new facilities worldwide. In the growing area of security systems at airports, we can provide a full range of planning, design, construction management and operations and management. We have completed over 250 assignments at airports worldwide.

     RAIL TRANSPORTATION. We provide services to freight and passenger railroads and urban mass transit agencies. We have planned, designed and managed the construction of commuter rail, freight rail, heavy and light rail transit and high-speed rail systems. Our specialized expertise in transportation structures, including terminals, stations, parking facilities, bridges, tunnels, power, signals and communications systems complements these capabilities.

     INDUSTRIAL PROCESS. We provide full-service capabilities for industrial process markets. We provide expertise in facility siting and permitting, environmental management and pollution control, waste management and remediation engineering, process engineering and design and property redevelopment.

     FACILITIES. We provide design services for new buildings and the rehabilitation and expansion of existing facilities. The facility design practice covers a broad range of building types, including facilities for education, criminal justice, healthcare, commerce, industry, government, military, transportation, sports and recreation. With the increased interest in historic preservation, adaptive reuse and seismic safety, a significant portion of our practice focuses on facility assessments, code and structural evaluations and renovation projects to maintain aging building infrastructure.

     The EG&G businesses provide comprehensive services for the operation and management of complex government installations, including military bases and ranges. Logistics support services, which focus on the development of integrated logistics chains to ensure readiness and rapid response, are provided to a number of Department of Defense agencies. In addition, the EG&G businesses provide logistics support services for the management and operation of warehousing and distribution centers, and government property and asset management.

     WATER/WASTEWATER. We provide services for the planning, design and construction of all types of water and wastewater facilities to ensure that water quality is maintained and that there is sufficient water available. Services include water quality studies, new and expanded water supply, storage, distribution, and treatment systems, municipal wastewater treatment plants and sewer systems, watershed and stormwater management and flood control. We also respond to this market with specialized expertise in the design and seismic retrofit of earth, rockfill and roller-compacted concrete dams, as well as the design of reservoirs, impoundments, including mine tailings disposal and large outfall structures.

     HAZARDOUS WASTE MANAGEMENT. We conduct initial site investigations, design remedial actions for site clean up and provide construction management services during site clean up. This market involves identifying and developing measures to dispose of hazardous and toxic waste effectively at contaminated sites. We also provide air quality monitoring and design modifications required to meet national and local air quality standards. This work requires specialized knowledge of, and compliance with, complex regulations, as well as the permitting and approval processes.

     The EG&G businesses provide specialized global threat reduction services that focus on reducing the proliferation of nuclear, chemical and biological weapons of mass destruction ("WMD"). The EG&G businesses' services range from providing technical WMD advisory services and training to the operation and management of chemical agent disposal facilities.

     MILITARY PLATFORMS SUPPORT. The EG&G businesses provide management and technical consulting and advisory services for Department of Defense agencies. With uniformed military and Department of Defense civilian personnel levels declining steadily throughout the '90s, federal agencies are increasingly using consultants for major acquisition programs for naval, ground and airborne platforms. Flight and field services, including maintenance, modification and overhaul services, are provided for military vehicles and aircraft. Similarly, these services are provided for weapons systems.

     The EG&G businesses also provide undergraduate and graduate-level instruction for pilots of military fixed wing and rotary wing aircraft. The military faces a significant shortage of instructor pilots with combat experience and is turning to the private sector to provide these services.

CLIENTS

     We provide our services to a broad range of clients, including state, local and municipal agencies, the federal government and private sector businesses. On a pro forma basis, we expect to derive approximately 38% of our revenues from the U.S. Government, 26% of our revenues from state and local agencies and 36% from private companies. The following table lists certain of our federal government and state and local government clients and the industries of our private clients, on a pro forma basis.

                                       STATE AND LOCAL                  PRIVATE SECTOR
  FEDERAL GOVERNMENT CLIENTS          GOVERNMENT CLIENTS                   CLIENTS
  --------------------------          ------------------                --------------
- U.S. Army                     - Departments of                - Retail and commercial
- U.S. Air Force                Transportation                  - Petrochemical
- U.S. Navy                     - Water utilities               - Food
- Environmental Protection      - Waste water treatment         - Telecommunications
  Agency                          agencies                      - Oil and gas
- Coast Guard                   - Environmental protection      - Power
- United States Postal Service    agencies                      - Semiconductor
- Department of Energy          - Schools and colleges          - Transportation
- Department of Justice         - Law enforcement               - Technology
- Department of Treasury        - Judiciary                     - Utilities
- Federal Emergency Management  - Hospitals                     - Mining and forest products
  Agency                        - Airport authorities           - Healthcare providers
- General Services              - Rail agencies
  Administration

     On a pro forma basis, our largest clients would have been: the U.S. Army, which, through seven major commands or acquisition centers, would have accounted for 13.0% of our pro forma revenues in fiscal 2001; the U.S. Air Force, which, through nine major commands or centers would have accounted for 11.1% of our pro forma revenues in fiscal 2001; and the U.S. Navy, which, through six major commands or acquisition centers, would have accounted for 5.5% of our pro forma revenues in fiscal 2001.

INTERNATIONAL BUSINESS

     Approximately 7% of our fiscal 2001 pro forma revenues would have been derived from our foreign subsidiaries. The EG&G businesses do not have any foreign subsidiaries. However, the EG&G businesses and our domestic subsidiaries engage in business abroad. Our focus is to provide a range of services to local and national government agencies and private sector businesses, both domestic and multi-national. The markets we serve are primarily industrial process, facilities, hazardous waste and surface transportation. We have offices in Europe, the Asia/Pacific region, Canada and Latin America.

CONTRACT PRICING AND TERMS OF ENGAGEMENT

     We earn our revenues from cost-plus, fixed-price and time-and-materials contracts. On a pro forma basis, approximately 36% of our fiscal 2001 revenues would have been derived from cost-plus, 33% from fixed-price and 31% from time-and-materials contracts.

     COST-PLUS CONTRACTS. Under cost-plus contracts, we charge clients negotiated rates based on direct and indirect costs. Labor costs and subcontractor services are the principal components of our direct costs. The Federal Acquisition Regulation, which is applicable to all federal government contracts and which is partially incorporated into many local and state agency contracts, limits the recovery of certain specified indirect costs on contracts subject to such regulations. In negotiating a cost-plus contract, we estimate all recoverable direct and indirect costs and then add a profit component, which is either a percentage of total recoverable costs or a fixed negotiated fee, to arrive at a total dollar estimate for the project. In addition, certain cost-plus contracts provide for an award fee based on performance criteria in addition to or in lieu of the profit component. Many of the EG&G businesses' cost-plus contracts have an award fee component. We receive payment and recognize revenues based on the actual total number of labor hours expended and total costs incurred. If the actual total number of labor hours is lower than estimated, the revenues from that project will be lower than estimated. If the actual labor hours expended exceed the initial negotiated amount, we must obtain a contract modification to receive payment for such overage. Cost-plus contracts covered by Federal Acquisition Regulation and certain state and local agencies require an audit of actual costs and provide for upward or downward adjustments if actual recoverable costs differ from billed recoverable costs.

     FIXED-PRICE CONTRACTS. On a pro forma basis, we will have two major fixed-price contract types:

     - Fixed-Price Per Unit ("FPPU"). FPPU contracts account for substantially all of the EG&G businesses' fixed-price contracts. Under FPPU contracts, clients pay us a set fee for each unit provided. We are generally guaranteed a minimum number of units at a fixed price. Our profit margins generally fluctuate with the number of units of service provided. However, if the costs per unit exceed our estimates based on the minimum number of units, our profit margin will decrease and we may realize a loss on the project.

     - Firm Fixed-Price ("FFP"). FPP contracts have historically accounted for most of our fixed price contracts. Under FFP contracts, our clients agree to pay us an agreed sum negotiated in advance for the specified scope of work. We make no revenue adjustments if we over-estimate or under-estimate the costs required to complete the project, unless there is a change of scope in the work to be performed. Accordingly, our profit margin will increase to the extent that costs are below the contracted amounts. If the costs exceed the estimates, our profit margin will decrease, and we may realize a loss on the project.

     Our fixed-price work is generally limited in scope, and we generally do not pursue fixed-price development or construction contracts. We have a comprehensive risk management process to ensure that contracts are priced appropriately and that we are adequately compensated for our work.

     TIME-AND-MATERIALS CONTRACTS. Under our time-and-materials contracts, we negotiate hourly billing rates and charge our clients based on actual time expended. In addition, clients reimburse us for the actual out-of-pocket costs of materials and other direct incidental expenditures incurred in connection with performing the contract. Our profit margins on time-and-materials contracts fluctuate based on the difference between negotiated billing rates and actual labor and overhead costs directly charged or allocated to such contracts.

     We currently have over 5,000 active contracts. None of our contracts in fiscal 2001 accounted for more than 1% of our revenues. At March 31, 2002, the EG&G businesses had a portfolio of more than 180 active contracts and over 425 active task orders. The largest single contract or task order accounted for approximately 12% of the EG&G businesses' fiscal 2001 revenues. The EG&G businesses' top five contracts accounted for approximately 36% of their combined fiscal 2001 revenues. The following table lists information with respect to the EG&G businesses' top five contracts.

                                                                                              REVENUE
CONTRACT NAME                            CUSTOMER      START DATE    CONTRACT PRICING TYPE     2001
-------------                            --------      ----------    ---------------------    -------
Contract Field Teams.................  US Air Force      Oct-97      Time-and-materials       $104.3
Tooele Chemical Demilitarization
  Facility...........................  US Army           Sep-89           Cost-plus             89.3
Rapid Response to Critical System
  Requirements.......................  US Army           Jul-98             Mixed               70.6
Ft. Rucker...........................  US Army           Oct-01          Fixed-price            27.5
Tactical Warfare Department..........  US Navy           Apr-99           Cost-plus             27.1
                                                                                              ------
     Total...........................                                                         $318.8
                                                                                              ======

BACKLOG, PROJECT DESIGNATIONS AND INDEFINITE DELIVERY CONTRACTS

     BACKLOG. Our contract backlog consists of the amount billable at a particular point in time for future services under signed and funded contracts, including the full term of multi-year government contracts for which funds must be appropriated on an annual basis. We include indefinite delivery contracts, which are executed contracts requiring the issuance of task orders, in contract backlog only to the extent the task orders are actually issued and funded. On a pro forma basis, of the contract backlog of $4.2 billion at April 30, 2002, we expect to fill approximately 43%, or $1.8 billion, during fiscal 2002.

     PROJECT DESIGNATIONS. Customers also have designated us as the recipient of future contracts. These designations are projects that customers have awarded to us but for which we do not have signed contracts. We include in designations task orders under executed indefinite delivery contracts that we expect clients to issue over the next twelve months. For the EG&G businesses, project designations have included options on existing contracts. Historically almost all of the EG&G businesses' options have been converted into some level of revenues. The total value of our contract designations on a pro forma basis would have been $3.5 billion at April 30, 2002. Historically, a significant portion of designations is converted into signed contracts. However, we may not continue to experience similar conversion rates in the future.

     INDEFINITE DELIVERY CONTRACTS. Indefinite delivery contracts are signed contracts pursuant to which we perform work only when the client issues specific task orders. Generally these contracts exceed one year and often indicate a maximum term and potential value. Certain indefinite delivery contracts are for a definite time period with renewal option periods at the client's discretion. While we believe that we will continue to get work under these contracts over their entire term, because of renewals and the necessity for issuance of individual task orders, we may not continue to perform this work or realize the potential maximum values under these contracts. However, because of the increasing frequency with which our government and private sector clients use this contracting method, we believe the potential value should be disclosed along with backlog and designations as an indicator of our future business. When the client notifies us of the scope and pricing of task orders, we add the estimated value of such task orders to designations. When such task orders are signed and funded, we put their value into backlog.

     As of April 30, 2002, on a pro forma basis, our five largest indefinite delivery contracts would have been as follows:

                                                     TOTAL                                        ESTIMATED
                                                   PERENNIAL                        ESTIMATED     REMAINING
CONTRACT                                 TERM       VALUES     REVENUE   BACKLOG   DESIGNATIONS    VALUES
--------                               ---------   ---------   -------   -------   ------------   ---------
                                                                  (IN MILLIONS)
Department of the Air Force, Remedial
  Design.............................  2000-2005     $200       $ 10       $32         $29          $129
General Services Administration
  Professional Engineering
  Services...........................  1999-2004      150         60        15          --            75
Federal Emergency Management Agency,
  Housing Inspection Support
  Services...........................  2001-2000      136         50        22           1            63
U.S. Environmental Protection Agency,
  Response Action Contract, Region
  9..................................  1998-2008      120         12         8          --           100
U.S. Environmental Protection Agency,
  Response Action Contract, Region
  10.................................  1998-2008      101         41         8           2            50
                                                     ----       ----       ---         ---          ----
     Total...........................                $707       $173       $85         $32          $417
                                                     ====       ====       ===         ===          ====

COMPETITION

     The engineering and design market is highly fragmented and very competitive. Based upon rankings published by ENR, the top ten engineering and design firms accounted for 31% of total industry revenues in 2001 and we were ranked as the #1 overall domestic engineering and design firm based on 2001 revenues. In each specific market area, we compete with a wide range of engineering, consulting and design firms. Some of our competitors have achieved substantially more market penetration in certain of the markets in which we compete. In addition, some of our competitors have substantially more financial resources and/or financial flexibility. To our knowledge, no firm currently dominates any significant portion of our market areas. Competition is based on quality of service, reputation, expertise, price, local presence and the ability to provide services globally. We believe that we compete favorably in the market areas we serve. Our key competitors in the engineering design services industry are major public and private companies engaged in comparable services and in related markets, including: Bechtel Group, Inc., Jacobs Engineering Group Inc., AECOM Technology Corporation, Fluor Corporation, Earth Tech Inc. (a subsidiary of Tyco International), CH2M HILL Companies, Ltd., Halliburton KBR (a subsidiary of Halliburton Company) and Parsons Brinckerhoff Inc.

     Through the EG&G acquisition, we will have access to the federal technical services market, which is also a highly competitive and fragmented market. In addition, the federal technical services market is changing significantly with contract consolidations into large "omnibus" contracts requiring prime contractors to have diverse capabilities. In addition, federal agencies have increased their emphasis on past performance as a key factor in selecting contractors. We believe the EG&G businesses have established long-term customer relationships with federal agencies and have an exemplary reputation based on high performance on current and past contracts. Accordingly, we believe that the EG&G businesses are well positioned to compete in the federal technical services market and that the addition of our diverse capabilities will enhance the EG&G businesses' competitive position in the federal technical services market. The EG&G businesses' key competitors in the federal technical services industry are major public and private companies and their subsidiaries who are prime or sub-contractors including: Lockheed Martin Corporation, Vertex Aerospace, Inc., Anteon International Corporation, DynCorp, Johnson Controls, Inc., Northrop Grumman Corporation, TRW Inc. and Computer Services Corporation.

REGULATION

     Both we and the EG&G businesses engage in a various activities subject to government regulation, including environmental laws and regulations, general government procurement laws and regulations and regulations and requirements imposed by specific government agencies with whom we conduct business.

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

     Environmental. A substantial portion of our business involves the planning, design and program and construction management of pollution control facilities as well as the assessment and management of remediation activities at hazardous waste or Superfund sites and military bases. In addition, the EG&G businesses contract with U.S. governmental entities to destroy hazardous materials including chemical agents and weapons stockpiles. These activities require us and the EG&G businesses to manage, handle, remove, treat, transport and dispose of toxic or hazardous substances.

     Some environmental laws, such as the federal Superfund law and similar state statutes can impose liability for the entire cost of cleanup for contaminated facilities or sites upon present and former owners and operators as well as generators, transporters and persons arranging for the treatment or disposal of such substances. We have been named as a potentially responsible party at several Superfund sites. In addition, while we strive to handle hazardous and toxic substances with care and in accordance with safe methods, the possibility of accidents, leaks, spills and force majeure always exists. Humans exposed to these materials, including workers or subcontractors engaged in the transportation and disposal of hazardous materials and persons in surrounding areas may be injured or sickened, resulting in lawsuits in which we are found liable and substantial damages could be awarded against us. Liabilities for contamination or human exposure to hazardous or toxic materials or a failure to comply with applicable regulations, could result in substantial costs to us, including cleanup costs, fines and civil or criminal sanctions, third party claims for property damage or personal injury or cessation of remediation activities. Any of these could have a material adverse effect on our operations or financial position.

     Certain of the EG&G businesses' operations are covered by Public Law 85-804, which provides for government indemnification against claims and damages arising out of unusually hazardous activities performed at the request of the government. However, such indemnification may not be available in the case of any future claims or liabilities relating to hazardous activities performed by us or the EG&G businesses.

     Government Procurement. The services we and the EG&G businesses provide to the federal government are subject to the Federal Acquisition Regulation and other rules and regulations applicable to government contracts. These rules and regulations, among other things:

     - require certification and disclosure of all cost and pricing data in connection with contract negotiations;

     - impose accounting rules that define allowable and unallowable costs and otherwise govern our right to reimbursement under certain cost-based government contracts; and

     - restrict the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

     In addition, services provided to the Department of Defense are monitored by the Defense Contract Management Agency and audited by the DCAA. The EG&G businesses' facilities have permanent on-site government auditors.

     Other regulations and requirements. Certain of the services provided by the EG&G businesses, such as the maintenance, modification, overhaul and service life-extension of military aircraft, require specialized professional qualifications and are subject to military specifications and standards. In addition, in the ordinary course of business, we and members of our professional staff are subject to a variety of state, local and foreign licensing and permit requirements. We believe that we are in substantial compliance with these regulations.

INSURANCE

     Currently, we have limits of $125.0 million per loss and $125.0 million aggregate per year for general liability, professional errors and omissions liability and contractor's pollution liability insurance. These programs each have a self-insured claim retention of $1.0 million, $3.0 million and $0.25 million, respectively. With respect to Dames & Moore claims arising from professional errors and omissions prior

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

to the acquisition, we have maintained a self-insured retention of $5.0 million per claim. Excess limits provided for these coverages are on a claims made basis, covering only claims actually made during the policy period currently in effect. Thus, if we do not continue to maintain these excess policies, we will have no coverage for claims made after the policies' termination dates even if the occurrence was during the term of coverage. It is our intent to maintain these policies; however, we may be unable to maintain existing coverage and, even if we do, claims may exceed the available amount of insurance. We believe that our claim reserves combined with our insurance coverage will be adequate for our present and reasonably foreseeable future operations. We have maintained insurance without lapse for many years with limits in excess of losses sustained.

EMPLOYEES

     As of April 30, 2002, we had over 16,000 employees in total. After giving effect to the EG&G acquisition, we will have over 26,000 employees. We employ, at various times on a temporary or part-time basis, up to several thousand employees to meet contractual requirements. After giving effect to the EG&G acquisition, approximately 2,625 of our employees will be covered by approximately 40 collective bargaining agreements. These agreements are subject to amendment on various dates ranging from September 2002 to May 2005. We believe that employee relations are good.

PROPERTIES

     We lease office space in 236 offices, branches and project locations throughout the world. Most of the leases are written for a minimum term of three years with options for renewal and sublease rights. Our significant lease agreements expire at various dates through the year 2013. The EG&G businesses occupy a total of over 94 locations in four countries, including customer furnished facilities, and lease office space in 46 locations in the United States. Most of the EG&G businesses' leases are for terms of two to five years. We believe that our current facilities are sufficient for the operation of our business and that suitable additional space in various local markets is available to accommodate any needs that may arise.

LEGAL PROCEEDINGS

     On January 18, 2002, the Attorney General of the State of Michigan filed a civil action against Radian International, L.L.C. ("Radian"), one of our subsidiaries, entitled Jennifer M. Granholm, Attorney General of the State of Michigan, and the Michigan Department of Environmental Quality v. Radian, L.L.C., (Ingham County Michigan Circuit Court). The complaint alleges violations by Radian of the Michigan Hazardous Waste Management Act and the Michigan Air Pollution Control Act and related regulations. The claimed violations arose out of an environmental remediation project undertaken by Radian in 1997 and 1998 (prior to our acquisition of Radian as part of the Dames & Moore acquisition in 1999) at the Midland, Michigan facility of Dow Chemical Co. during which minor amounts of pollutants may have been released into the air during maintenance of a hazardous waste incinerator. The complaint seeks payment of civil penalties, costs, attorney's fees and other relief against Radian.

     The EG&G businesses have been subject to the following legal proceedings:

     - BAE Systems has filed a termination for convenience settlement proposal and is also asserting damages under a business tort theory in respect of a subcontract Lear Siegler terminated in 2001.

     - Lear Siegler is subject to claims relating to the following disputes arising from its work in Saudi Arabia: (1) claims regarding lease payments for employee housing; (2) claims relating to reconciliation of a joint venture; (3) claims relating to agents that allegedly performed on behalf of Lear Siegler; and (4) outstanding tax matters. A judgment has been entered against Lear Siegler for approximately $7.8 million on the lease payments claimed. As a result, Lear Siegler has acted to delay collection of a $12.1 million receivable from the Royal Saudi Air Force ("RSAF") under a contract for F-5 aircraft maintenance, pending resolution of the litigation to avoid collection on the judgment against such receivable. Management of Lear Siegler believes that the RSAF

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

       receivable will provide a source of funds to settle the litigation or pay the judgment. Lear Siegler reserved $7.8 million to cover the judgment as of December 2001.

     In addition, as part of a settlement arising out of the wrongful inflation of parts prices by a subcontractor hired by Lear Siegler, Lear Siegler pled guilty to three criminal charges and entered into an administrative agreement with the U.S. Air Force on March 8, 2000, pursuant to which Lear Siegler reimbursed the U.S. Air Force for approximately $800,000 of charges.

     Various other legal proceedings are pending against us or the EG&G businesses alleging, among other things, breaches of contract or negligence in connection with the performance of professional services. In some actions, parties are seeking damages, including punitive or treble damages that substantially exceed our insurance coverage. Some actions involve allegations which are not insured. Based on our previous experience with claims settlement and the nature of the pending legal proceedings, we do not believe that any of the legal proceedings are likely to result in a judgment against, or settlement by, us or the EG&G businesses that would materially exceed our insurance coverage or have a material adverse effect on our consolidated financial position or operations.


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